                                                                     Exhibit 2.1
                                                                     -----------



                         AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                               November 13, 2000

                                 BY AND AMONG

                  MINNESOTA MINING AND MANUFACTURING COMPANY,

                           EQUINOX ACQUISITION, INC.

                                      AND

                           MICROTOUCH SYSTEMS, INC.

                               TABLE OF CONTENTS

                                                                                                         Page
ARTICLE I.............................................................................................     2
---------

    Section 1.1    The Offer..........................................................................     2
    -----------    ---------
    Section 1.2    Company Actions....................................................................     4
    -----------    ---------------
    Section 1.3    Directors..........................................................................     5
    -----------    ---------
    Section 1.4    The Merger.........................................................................     6
    -----------    ----------
    Section 1.5    The Closing; Effective Time........................................................     6
    -----------    ---------------------------
    Section 1.6    Subsequent Actions.................................................................     7
    -----------    ------------------
    Section 1.7    Articles of Organization; By-laws; Directors and Officers of the
    -----------    ----------------------------------------------------------------
                      Surviving Corporation...........................................................     7
                      ---------------------

ARTICLE II............................................................................................     8
----------

    Section 2.1    Effect on Capital Stock............................................................     8
    -----------    -----------------------
    Section 2.2    Exchange of Certificates...........................................................    10
    -----------    ------------------------

ARTICLE III...........................................................................................    12
-----------

    Section 3.1    Organization and Qualification; Subsidiaries.......................................    12
    -----------    --------------------------------------------
    Section 3.2    Articles of Organization and By-laws...............................................    12
    -----------    ------------------------------------
    Section 3.3    Capitalization.....................................................................    12
    -----------    --------------
    Section 3.4    Power and Authority; Authorization; Valid and Binding..............................    13
    -----------    -----------------------------------------------------
    Section 3.5    No Conflict; Required Filings and Consents.........................................    14
    -----------    ------------------------------------------
    Section 3.6    SEC Reports; Financial Statements..................................................    15
    -----------    ---------------------------------
    Section 3.7    Absence of Certain Changes.........................................................    16
    -----------    --------------------------
    Section 3.8    Litigation and Liabilities.........................................................    16
    -----------    --------------------------
    Section 3.9    No Violation of Law; Permits.......................................................    16
    -----------    ----------------------------
    Section 3.10   Employee Matters; ERISA............................................................    17
    ------------   -----------------------
    Section 3.11   Labor Matters......................................................................    18
    ------------   -------------
    Section 3.12   Environmental Matters..............................................................    19
    ------------   ---------------------
    Section 3.13   [Intentionally omitted.]...........................................................    21
    ------------   ------------------------
    Section 3.14   Brokers............................................................................    21
    ------------   -------
    Section 3.15   Tax Matters........................................................................    21
    ------------   -----------
    Section 3.16   Intellectual Property..............................................................    22
    ------------   ---------------------
    Section 3.17   Insurance..........................................................................    23
    ------------   ---------
    Section 3.18   Contracts and Commitments..........................................................    23
    ------------   -------------------------
    Section 3.19   Title to Assets....................................................................    24
    ------------   ---------------
    Section 3.20   State Takeover Statutes............................................................    24
    ------------   -----------------------
    Section 3.21   Rights Agreement...................................................................    24
    ------------   ----------------
    Section 3.22   Product Warranty...................................................................    25
    ------------   ----------------
    Section 3.23   Product Liability..................................................................    25
    ------------   -----------------

    Section 3.24   Opinion Of Financial Advisor.......................................................   25
    ------------   ----------------------------

ARTICLE IV............................................................................................   25
----------

    Section 4.1    Existence; Corporate Authority.....................................................   25
    -----------    ------------------------------
    Section 4.2    Authorization, Validity and Effect of Agreements...................................   26
    -----------    ------------------------------------------------
    Section 4.3    No Violation.......................................................................   26
    -----------    ------------
    Section 4.4    Interested Shareholder.............................................................   27
    -----------    ----------------------
    Section 4.5    Parent Public Reports; Financial Statements........................................   27
    -----------    -------------------------------------------
    Section 4.6    Financial Ability to Perform.......................................................   27
    -----------    ----------------------------
    Section 4.7    Brokers............................................................................   27
    -----------    -------
    Section 4.8    Opinion Of Financial Advisor.......................................................   27
    -----------    ----------------------------
    Section 4.9    Litigation.........................................................................   28
    -----------    ----------

ARTICLE V.............................................................................................   28
---------

    Section 5.1    Interim Operations of The Company..................................................   28
    -----------    ---------------------------------
    Section 5.2    Interim Operations of Parent.......................................................   30
    -----------    ----------------------------
    Section 5.3    No Solicitation....................................................................   30
    -----------    ---------------

ARTICLE VI............................................................................................   33
----------

    Section 6.1    Preparation of the Proxy Statement; Shareholders Meeting; Offering Circular........   33
    -----------    ---------------------------------------------------------------------------
    Section 6.2    Filings; Other Action..............................................................   34
    -----------    ---------------------
    Section 6.3    Publicity..........................................................................   35
    -----------    ---------
    Section 6.4    Further Action.....................................................................   35
    -----------    --------------
    Section 6.5    Expenses...........................................................................   35
    -----------    --------
    Section 6.6    Notification of Certain Matters....................................................   35
    -----------    -------------------------------
    Section 6.7    Access to Information..............................................................   36
    -----------    ---------------------
    Section 6.8    Insurance; Indemnity...............................................................   36
    -----------    --------------------
    Section 6.9    Employee Benefit Plans.............................................................   37
    -----------    ----------------------
    Section 6.10   Rights Agreement...................................................................   39
    ------------   ----------------

ARTICLE VII...........................................................................................   39
----------

    Section 7.1    Conditions to Obligations of the Parties to Consummate the Merger..................   39
    -----------    -----------------------------------------------------------------
    Section 7.2    Additional Conditions to Obligations of Parent and Merger Sub......................   39
    -----------    -------------------------------------------------------------

ARTICLE VIII..........................................................................................   40
------------

    Section 8.1    Termination........................................................................   40
    -----------    -----------
    Section 8.2    Effect of Termination and Abandonment..............................................   42
    -----------    -------------------------------------
    Section 8.3    Amendment..........................................................................   43
    -----------    ---------

ARTICLE IX............................................................................................   43
----------

    Section 9.1    Non-Survival of Representations, Warranties and Agreements.........................   43
    -----------    ----------------------------------------------------------
    Section 9.2    Notices............................................................................   43
    -----------    -------
    Section 9.3    Certain Definitions; Interpretation................................................   44
    -----------    -----------------------------------
    Section 9.4    Headings...........................................................................   46
    -----------    --------
    Section 9.5    Severability.......................................................................   46
    -----------    ------------
    Section 9.6    Entire Agreement; No Third-Party Beneficiaries.....................................   46
    -----------    ----------------------------------------------
    Section 9.7    Assignment.........................................................................   46
    -----------    ----------
    Section 9.8    Governing Law......................................................................   46
    -----------    -------------
    Section 9.9    Counterparts.......................................................................   46
    -----------    ------------
    Section 9.10   Confidential Nature of Information.................................................   46
    ------------   ----------------------------------

Exhibit A - Conditions of the Offer..................................................................   A-1
Exhibit B - List of Shareholders Parties to Shareholders Agreement...................................   B-1
Exhibit C - Form of Articles of Organization.........................................................   C-1

                            INDEX OF DEFINED TERMS

DEFINED TERM                                                       SECTION

401(k) Plan                                                        6.11(b)
Acquisition Proposal                                               5.3(c)
Acquisition Transaction                                            5.3(c)
Action                                                             6.10(b)
affiliate                                                          9.3(a)(ii)
Agreement                                                          preamble
Audited Balance Sheet                                              3.19
Equinox Acquisition                                                preamble
Board of Directors                                                 9.3(a)(iii)
Business Combination                                               2.1(c)
Cap                                                                6.10(a)
Certificates                                                       2.2(b)
Closing                                                            1.5
Closing Date                                                       1.5
Code                                                               2.2(e)
Company                                                            preamble
Company Benefit Plan                                               3.10(a)
Company Common Shares                                              recitals
Company Contracts                                                  3.18
Company Disclosure Letter                                          Article III
Company Employee                                                   3.10(b)
Company Employees                                                  3.10(b)
Company ERISA Affiliate                                            3.10(d)
Company Multiemployer Plan                                         3.10(a)
Company Options                                                    3.3
Company Pension Plan                                               3.10(c)
Confidentiality Agreement                                          1.2(c)
control                                                            9.3(a)(iii)
Effective Time                                                     1.5(b)
Encumbrance                                                        3.16
Environmental Claim                                                3.12(e)(i)
Environmental Laws                                                 3.12(e)(ii)
Environmental Permits                                              3.12(b)
ERISA                                                              9.3(a)(iv)
Exchange Act                                                       1.1(a)
Exchange Agent                                                     2.2(a)
Exchange Fund                                                      2.2(a)
GAAP                                                               3.6(b)
Governmental Entity                                                3.5(b)
Hazardous Materials                                                3.12(e)(iii)
HSR Act                                                            3.5(b)
Indemnified Party                                                  6.10(b)
Intellectual Property                                              3.16
knowledge                                                          9.3(a)(v)
Material Adverse Effect                                            9.3(a)(i)
MBCL                                                               1.1
Merger                                                             recitals
Merger Consideration                                               2.1(c)
Merger Sub                                                         preamble
Merger Sub Articles of Organization                                1.4(a)
Net Gain                                                           2.1(e)
Option Agreement                                                   recitals
Parent                                                             preamble
Parent Common Stock                                                2.1(b)
Parent Public Reports                                              4.5
Paying Agent                                                       2.2(b)
PCBs                                                               3.12(iii)
Pension Plan                                                       3.10(c)
Person                                                             9.3(a)(vi)
Proposing Party                                                    5.2(b)
Proxy Statement                                                    6.1
Recommendation                                                     3.4(b)
Release                                                            3.12(e)(iv)
Rights                                                             recitals
Rights Agreement                                                   recitals
SEC                                                                3.5(b)
SEC Reports                                                        3.6(a)
Securities Act                                                     3.5(a)
Shareholders Agreement                                             recitals
Shareholder Approval                                               3.4(a)
Shareholder Meeting                                                6.1(b)
Shareholders                                                       recitals
Stock Option Plans                                                 2.1(e)
Subsidiary                                                         9.3(a)(viii)
Superior Transaction                                               5.2(b)
Surviving Corporation                                              1.4
Tax                                                                3.15(i)
Tax Return                                                         3.15(i)
Taxable                                                            3.15(i)
Taxes                                                              3.15(i)
Termination Date                                                   8.1(b)
Termination Fee                                                    8.2(b)
Triggering Event                                                   8.2(b)
VIP                                                                6.9(a)

                                                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of November 13, 2000 (this "Agreement"), by and among Minnesota Mining and Manufacturing Company ("Parent")
 ---------                                                              ------
a Delaware corporation, Equinox Acquisition, Inc. a Massachusetts corporation and a wholly owned Subsidiary of Parent ("Equinox Acquisition" or "Merger Sub")
                                          -------------------      ----------
and MicroTouch Systems, Inc. (the "Company"), a Massachusetts corporation.
                                   -------

                             W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement (the "Acquisition");
                                                            -----------

     WHEREAS, in furtherance of the Acquisition, Parent proposes to cause Merger Sub to make a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the issued and
                                     -----
outstanding shares of common stock, par value $0.01 per share, of the Company (the "Company Common Shares") (and the associated rights ("Rights") issued
      ---------------------                                ------
pursuant to the Rights Agreement, dated as of January 19, 1996, between the Company and The First National Bank of Boston, as Rights Agent (the "Rights
                                                                     ------
Agreement")), at a price per share of $21.00, net to the seller in cash without
---------
interest, on the terms and subject to the conditions set forth in this Agreement and the Offer;

     WHEREAS, also in furtherance of the Acquisition, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company (the "Merger"), pursuant to
                                                         ------
which, on the terms and subject to the conditions set forth in this Agreement, each issued and outstanding Company Common Share not tendered to and purchased by Merger Sub pursuant to the Offer and not owned by Parent, Merger Sub or the Company (other than Dissenting Shares (as defined in Section 2.1(d)) will be converted into the right to receive the highest per share cash consideration paid pursuant to the Offer in accordance with the Massachusetts Business Corporation Law (the "MBCL");
                      ----

     WHEREAS, the Board of Directors of the Company (the "Company Board") has
                                                          -------------
resolved to recommend that all holders of Company Common Shares ("Shareholders")
                                                                  ------------
accept the Offer, tender their Company Common Shares pursuant to the Offer and approve this Agreement and the Merger, and has determined that the Offer and the Merger are fair to and in the best interests of the Company and the Shareholders;

     WHEREAS, the respective Boards of Directors of Parent and Merger Sub have each determined that the Merger upon the terms and subject to the conditions set forth in this Agreement is advisable, and in the best interests of their respective corporations and shareholders and have approved the Merger;

          WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, Parent and the shareholders of the Company listed on Exhibit B hereto have executed and delivered a Shareholders
                  ---------
Agreement (a "Shareholders Agreement"), dated as of this
              ----------------------
date, pursuant to which those shareholders are agreeing to tender their Company Common Shares into the Offer;

          WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, Parent and the Company have executed and delivered a Stock Option Agreement (an "Option Agreement"), dated as of this
                                            ----------------
date, pursuant to which the Company is granting to Parent an option to purchase, under certain circumstances, up to 1,291,873 Company Common Shares, with an exercise price of $21.00 per share; and

          WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows (certain capitalized but undefined terms used herein are defined in Section 9.3):

1. ARTICLE I

     Section 1.1  The Offer.  (a) Subject to the conditions of this Agreement,
                  ---------
as promptly as practicable, but in no event later than five business days after the date of the public announcement of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence the Offer within the meaning of the applicable rules and regulations of the United States Securities and Exchange Commission (the "SEC"). The obligations of Merger Sub to, and of Parent to cause
                 ---
Merger Sub to, accept for payment or pay for any Company Common Shares tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A
                                                                 ---------
hereto. The initial expiration date of the Offer shall be January 3, 2001 (determined using Rules 14d-1(g)(3) and 14d-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")). Merger Sub expressly reserves the right to waive any condition to the Offer or to modify the terms of the Offer, in each case in its sole discretion; provided, however, that without
                                                --------  -------
the consent of the Company, Merger Sub shall not (i) reduce the number of Company Common Shares subject to the Offer, (ii) reduce the price per Company Common Share to be paid pursuant to the Offer or change the form or time of delivery of consideration, (iii) amend or waive the Minimum Tender Condition (as defined in Exhibit A hereto) or add to the conditions set forth in Exhibit A
           ---------                                               ---------
hereto, (iv) except as provided below in this Section 1.1(a), extend the Offer, or (v) otherwise amend the terms of the Offer in any manner adverse to the holders of Company Common Shares. Notwithstanding the foregoing, Merger Sub may, at any time and from time to time, and, in each case, subject to Section 8.1 hereof, take one or more of the following actions without the consent of the
Company: (A) extend the Offer for one or more periods of time that Merger Sub reasonably believes are necessary to cause the conditions to the Offer to be satisfied, if at the scheduled expiration date of the Offer any of the conditions to Merger Sub's obligation to accept Company Common Shares for payment is not satisfied or waived, until such time as all such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof that is applicable to the Offer or (C) extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (A) or (B) of this sentence, if, as of such date, all of the conditions to Merger Sub's obligation to accept Company Common Shares for payment (including the Minimum Tender Condition) are satisfied or waived, but the number of Company Common Shares validly tendered and not withdrawn pursuant to the Offer equals less than 90% of the outstanding Company Common Shares (determined on a fully diluted basis for all outstanding stock options, convertible securities and any other rights to acquire Company Common Stock on the date of purchase). Without limiting the rights of Merger Sub to extend the Offer pursuant to the immediately preceding sentence, Parent and Merger Sub agree that if (I) (x) all of the conditions to the Offer are not satisfied on any scheduled expiration date of the Offer, (y) such conditions are reasonably capable of being satisfied within 30 days after the initial expiration date of the Offer and (z) the Company is in compliance with all of its covenants in this Agreement, or (II) any rule, regulation, interpretation or position of the SEC or the staff thereof that is applicable to the Offer requires an extension of the Offer, then Merger Sub shall extend the Offer for one or more periods of time that Merger Sub reasonably believes are necessary to cause the conditions of the Offer to be satisfied, until all such conditions are satisfied or waived; provided, however, that Merger Sub shall not be required to extend the Offer
--------  -------
pursuant to this sentence beyond the 30th day after the initial expiration date of the Offer, unless otherwise required pursuant to (II) above. Subject to
Section 8.1 hereof, Merger Sub may, without the consent of the Company, elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act, following its acceptance of Company Common Shares for payment pursuant to the Offer. On the terms and subject to the conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, pay for all Company Common Shares validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

          (b) As soon as practicable on the date of commencement of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (such Tender Offer Statement, together with all amendments and supplements thereto, the "Schedule TO"), which shall contain an offer to purchase and a related letter of
 -----------
transmittal and summary advertisement (such Schedule TO and the documents contained therein pursuant to which the Offer will be made, in each case together with all supplements and amendments thereto, the "Offer Documents").
                                                           ---------------
Parent and Merger Sub (i) agree that, on the date on which the Schedule TO is filed with the SEC and on each date on which any amendment or supplement to any Offer Document is filed with the SEC, the Offer Documents shall comply as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder, and (ii) represent and warrant that, on the date first published, sent or given to Shareholders, the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to information supplied in writing by or on behalf of the Company or any of its officers or directors specifically for inclusion or incorporation by reference in any Offer Document. Each of Parent and Merger Sub (or the Company, in the case of any information supplied by or on behalf of the Company or any of its officers or directors specifically for inclusion or incorporation by reference in any Offer Document) agree promptly to correct any information contained in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents to reflect such correction and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the Shareholders, in each case as and to the extent required by applicable Federal and state securities laws. Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment upon the Offer Documents (including, without limitation, any amendment or supplement thereto) prior to their filing with the SEC or dissemination to the Shareholders. Parent and Merger Sub shall provide the Company and its counsel in writing with any written comments (and orally, with any oral comments) that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the response of Parent and Merger Sub to any such comments.

          (c) The parties hereto agree to promptly file with the Commonwealth of Massachusetts any registration statement relating to the Offer required to be filed pursuant to Chapter 110C of the Massachusetts General Laws. Parent and Merger Sub shall disseminate to the Shareholders the information contained in any such registration statement relating to the Offer required to be filed pursuant to 110C of the Massachusetts General Laws, in each case to the extent and within the time period required by 110C of the Massachusetts General Laws.

          (d) Prior to the expiration of the Offer, Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds necessary to purchase all Company Common Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.

     Section 1.2  Company Actions.  (a) Subject to Section 5.3, the Company
                  ---------------
hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement. The Company hereby consents to the inclusion in the Offer Documents of the Recommendation (as defined in Section 3.4(b)), and the Company shall not permit the Recommendation or any component thereof to be modified in any manner adverse to Parent or Merger Sub or withdrawn by the Company Board or in any other manner, except as provided in this Agreement.

          (b) On the date on which the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 under the Exchange Act with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time, the "Schedule 14D-9") in
                                                          --------------
which the Company makes the recommendations referred to in Section 3.4(b), subject to any permitted withdrawal or modification thereof in accordance with this Agreement, and shall mail the Schedule 14D-9 to the Shareholders. The Company shall include in the Schedule 14D-9 information furnished by Parent in writing concerning Parent's designees for directors of the Company as required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, and shall use its reasonable efforts to have the Schedule 14D-9 available for inclusion in the initial mailing of the Offer Documents to the Shareholders. The Company (i) agrees that on the date on which the Schedule 14D-9 is filed with the SEC and on each date on which any amendment or supplement to the Schedule 14D-9 is filed with the SEC, the Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, and (ii) represents and warrants that, on the date filed with the SEC and on the date first published, sent or given to Shareholders, the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent or Merger Sub pursuant to this Agreement specifically for inclusion in the Schedule 14D-9. The Company (or Parent and Merger Sub, with respect to information supplied by Parent or Merger Sub pursuant to this Agreement specifically for inclusion in the Schedule 14D-9) shall promptly correct any information contained in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 to reflect such correction and to cause the
Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Shareholders, in each case as and to the extent required by applicable Federal securities laws. The Company shall provide Parent, Merger Sub and their counsel in writing with any written comments (and orally, with any oral comments) that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

          (c) In connection with the Offer and the Merger, the Company shall as promptly as reasonably practicable but, in any event, within two business days after the date hereof, furnish, or cause its transfer agent to furnish, Merger Sub promptly with mailing labels containing the names and addresses of all record holders of Company Common Shares as of a recent date and, as soon as practicable thereafter, of those persons becoming record holders subsequent to such date, together with copies of all lists of Shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Shares, and shall furnish to Merger Sub such information and assistance (including updated lists of Shareholders, security position listings and computer files) as Merger Sub or Parent may reasonably request in communicating the Offer to Shareholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, Parent and Merger Sub shall hold in confidence pursuant to the Confidential Disclosure Agreement dated September 27, 2000 between Parent and the Company (the "Confidentiality Agreement") the information contained in any such labels, listings and files, and shall use the information referred to in this Section 1.2(c) solely for the purpose of communicating the Offer and disseminating any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement and, if this Agreement shall be terminated, shall promptly deliver to the Company all copies of such information then in their possession.

     Section 1.3  Directors.  Promptly upon the satisfaction of the Minimum
                  ---------
Tender Condition and the acceptance for payment of, and payment by Merger Sub for, any Company Common Shares pursuant to the Offer, Merger Sub shall, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, be entitled to designate such number of directors on the Company Board as will give Merger Sub representation on the Company Board equal to that number of directors, rounded down to the next whole number, which is the product of (a) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (b) a fraction,
                                                 ---------- --
the numerator of which is the number of Company Common Shares so accepted for payment and paid for by Merger Sub and the denominator of which is the number of Company Common Shares outstanding at the time of acceptance for payment of Company Common Shares pursuant to the Offer, and the Company shall, promptly upon such designation by Merger Sub, cause Merger Sub's designees to be elected or appointed to the Company Board; provided, however, that during the period
                                   --------  -------
commencing with the election or appointment of Merger Sub's designees to the Company Board until the Effective Time or earlier termination of this Agreement, the Company Board shall have at least two directors who are directors on the date of this Agreement and who are not officers of the Company or representatives of any affiliates of the Company (the "Independent Directors");
                                                       ---------------------
and provided further, however, that if during such period the number of
    -------- -------  -------
Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill any such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who are not officers, affiliates, associates or shareholders of Parent or Merger Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Parent for the purpose of effecting any such election or appointment of Merger Sub's designees. In connection with the foregoing, the Company shall promptly, at the option of Merger Sub, either increase the size of the Company Board or accept the resignations (which resignations the Company will obtain on or before the date of this Agreement, and which resignations shall only be effective as of the time of, and shall be conditional upon, acceptance for payment of any Company Common Shares pursuant to the Offer) of such number of its current directors as is necessary to enable Merger Sub's designees to be elected or appointed to the Company Board as provided above. Prior to the Effective Time, the Company shall cause each member of the Company Board, other than Merger Sub's designees, to execute and deliver a letter effectuating his or her resignation as a director of the Company Board effective immediately prior to the Effective Time.

     Section 1.4  The Merger.  (a) Subject to the terms and conditions of this
                  ----------
Agreement and in accordance with the MBCL, at the Effective Time, Merger Sub will merge with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation").
                                          ---------------------

          (b) At the Effective Time, the Merger will have the other effects provided in the applicable provisions of the MBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, immunities and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub will become, by operation of law, the debts, liabilities, obligations and duties of the Surviving Corporation. The name of the Surviving Corporation shall be "3M
                                                                        --
MicroTouch Systems, Inc." and the purpose thereof shall be as set forth in
-----------------------
Section 2 of the Articles of Organization of the Surviving Corporation.

     Section 1.5  The Closing; Effective Time. (a) The closing of the
     ----------------------------------------
Merger (the "Closing") shall take place (i) at the offices of Parent, in St.
             -------
Paul, at 10:00 A.M. local time, on the second business day following the date on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, where permitted, waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place, time and/or date as the Company and Parent shall agree in writing (the date on which the Closing occurs, the "Closing Date").
 ------------

           (b) Prior to the Closing, Parent shall prepare and give the Company and its counsel an adequate opportunity to review, and on the Closing Date, the Company and Merger Sub shall cause articles of merger in respect of the Merger to be properly executed and filed with the Secretary of State of the Commonwealth of Massachusetts under the relevant provisions of the MBCL and shall make all other filings or recordings required under the MBCL. The Merger shall become effective at such time at which the articles of merger shall be duly filed with the Secretary of State of the Commonwealth of Massachusetts or at such later time reflected in the articles of merger as shall be agreed by the Company and Parent (the time that the Merger becomes effective being the "Effective Time").
 --------------

     Section 1.6  Subsequent Actions. If, at any time after the Effective
     -------------------------------
Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation's right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations of the Merger, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

     Section 1.7  Articles of Organization; By-laws; Directors and
     -------------------------------------------------------------
Officers of the Surviving Corporation. Unless otherwise agreed by Parent, Merger
-------------------------------------
Sub and the Company prior to the Closing, at the Effective Time:

           (a)  The Articles of Organization of the Company (the "Company
                                                                  -------
Articles of Organization") shall be amended at the Effective Time to read in the
------------------------
form of Exhibit C hereto and, as so amended, such Articles of Organization shall
        ---------
be the Articles of Organization of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, subject to the provisions of Section 6.8(c);

           (b) Subject to the provisions of Section 6.8(c), the By-laws of the Merger Sub as in effect immediately prior to the Effective Time shall be at and after the Effective Time (until amended as provided by law, the Company Articles of Organization and the By-laws of the Company, as applicable) the By-laws of the Surviving Corporation;

           (c) The officers of Merger Sub immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the

Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal; and

          (d) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

ARTICLE II

     Section 2.1  Effect on Capital Stock. At the Effective Time, by virtue of
                  -----------------------
the Merger and without any action on the part of Parent, Merger Sub or any
Shareholder:

          (a)     Capital Stock of Merger Sub. All of the issued and outstanding
                  ---------------------------
shares of common stock, par value $.01 per share, of Merger Sub (the "Merger Sub
                                                                      ----------
Common Stock") shall be converted into an equal number of fully paid and
------------
nonassessable shares of common stock, $.01 par value per share, of the Surviving Corporation (the "Surviving Corporation Common Stock"), which will constitute
                  ----------------------------------
all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately after the Effective Time. From and after the Effective Time, each outstanding certificate theretofore representing shares of Merger Sub Common Stock will be deemed for all purposes to evidence ownership and to represent the same number of shares of Surviving Corporation Common Stock.

          (b)     Cancellation of Treasury Stock and Parent-Owned Stock. Each
                  -----------------------------------------------------
Company Common Share that is owned directly by the Company (as treasury stock), Parent or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, without payment of any consideration in respect thereof.

          (c)     Conversion of Company Common Shares.  (i) Subject to Sections
                  -----------------------------------
2.1(b) and 2.1(d), each Company Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash from the Surviving Corporation the highest price per Company Common Share paid pursuant to the Offer.

          (ii) The cash payable upon the conversion of Company Common Shares pursuant to this Section 2.1(c) is referred to collectively as the "Merger Consideration." At the Effective Time all such Company Common Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares (a "Certificate") shall cease to have
                                               -----------
any rights with respect thereto, except the right to receive the Merger Consideration.

          (d)     Dissenters' Rights.  (i) Notwithstanding any provision of this
                  ------------------
Section 2.1 to the contrary, any Company Common Shares that are outstanding immediately prior to the Effective Time and that are held by a Shareholder who has not voted such Company Common Shares in favor of this Agreement and who has properly exercised, preserved and perfected dissenters' rights with respect to such Company Common Shares in accordance with the MBCL, including Sections 86 through 98 thereof (the "Dissenting Provisions") and, as of the Effective Time, has neither effectively withdrawn nor lost its right to exercise such dissenters' rights

("Dissenting Shares"), will not be converted into or represent a right to
  -----------------
receive the Merger Consideration pursuant to Section 2.1(c), but the holder thereof will be entitled to payment of the fair value of such Dissenting Shares in accordance with the Dissenting Provisions.

               (ii) Notwithstanding the provisions of Section 2.1(c), if any holder of Company Common Shares who demands dissenters' rights with respect to its Company Common Shares under the MBCL effectively withdraws or loses (through failure to perfect or otherwise) its dissenters' rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Shareholder's Company Common Shares will automatically be converted into and represent only the right to receive the Merger Consideration as provided in
Section 2.1(c), without interest thereon, upon surrender of the certificate or certificates formerly representing such Company Common Shares.

               (iii) The Company will give Parent (x) prompt notice of any written intent to demand payment of the fair value of any Company Common Shares, withdrawals of such demands and any other instruments served pursuant to the MBCL received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to dissenters' rights under the MBCL. The Company may not voluntarily make any payment with respect to any exercise of dissenters' rights and may not, except with the prior written consent of Parent, settle or offer to settle any such dissenters' rights.

          (e)  Termination and Satisfaction of Company Options.  As of the
               -----------------------------------------------
Effective Time, each Company Option issued under either (i) the Company's 1992 Equity Incentive Plan, (ii) the Company's 1994 Directors Stock Option Plan, or
(iii) the Company's 1998 Employee and Consultant Non-Qualified Stock Option Plan (collectively the "Stock Option Plans") and outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash an amount equal to the "Net Gain" attributable to such Company Option. At the Effective Time all such Company Options shall no longer be outstanding and shall automatically be cancelled and terminated and shall cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the Net Gain attributable thereto. For purposes of this Agreement, the term "Net Gain" with respect to a Company Option shall mean the product of (x) the excess of the Merger Consideration over the exercise price per Company Common Share of such Company Option, and (y) the number of Company Common Shares subject to such Company Option. Immediately prior to the Effective Time, Parent shall provide or cause to be provided to the Company in a timely manner the funds necessary to pay the aggregate amount of "Net Gains" attributable to all Company Options that the Company becomes obligated to pay pursuant to this Section 2.1(e). The Company shall make all payments of "Net Gains" required by this Section 2.1(e) immediately prior to the Effective Time, although it shall deduct and withhold from the amounts otherwise payable pursuant to this Section 2.1(e) such amounts as it is required to deduct and withhold with respect to the making of such payments under the Internal Revenue Code of 1986 (the "Code") or any other applicable state, local or federal tax law or tax laws of foreign jurisdictions. To the extent that amounts are so withheld by the Company, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Option in respect of which such withholding was made by the Company. The Surviving Corporation will promptly comply with all tax laws requiring it to forward such withheld taxes and/or pay its own taxes to the responsible Governmental Entity, as well as reporting the amount of income resulting from the payments made pursuant to this Section 2.1(e).

     Section 2.2  Exchange of Certificates.
                  ------------------------

          (a)  Paying Agent.  Prior to the Effective Time, Parent shall
               ------------
designate, or shall cause to be designated, a bank or trust company reasonably acceptable to the Company to act as agent for the payment of the Merger Consideration (the "Paying Agent") upon surrender of Certificates, and, from
                    ------------
time to time after the Effective Time, Parent shall provide, or cause the Surviving Corporation to provide, to the Paying Agent funds in amounts and at the times necessary for the payment of the Merger Consideration pursuant to
Section 2.1(c) and any payments that holders of Dissenting Shares become entitled to under Section 2.1(d) (such cash being hereinafter referred to as the "Exchange Fund"), upon surrender of Certificates, it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be for the benefit of, and shall be paid to, Parent. If for any reason the Exchange Fund is inadequate to pay the amounts to which holders of Company Common Shares and Dissenting Shares shall be entitled under this Section 2.2(a), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Exchange Fund shall not be used for any purpose except as expressly provided in this Agreement.

          (b)  Exchange Procedure.  As soon as reasonably practicable after the
               ------------------
Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (referred to hereinafter individually as a "Certificate" and collectively as "Certificates") that immediately prior to the Effective Time represented outstanding Company Common Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Shares that is not registered in the stock transfer books of the Company, the proper amount of cash may be paid in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate the Merger Consideration or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

          (c)  No Further Ownership Rights in Company Common Shares.  The Merger
               ----------------------------------------------------
Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Shares formerly represented by such Certificate. At the Effective Time the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II.

          (d)  No Liability. To the fullest extent permitted by applicable law,
               ------------
none of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to six years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or became the property of any Governmental Entity (as defined in Section 3.5(b)), any such Merger Consideration in respect thereof shall, to the fullest extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

          (e)  Lost, Stolen or Destroyed Certificates.  In the event that any
               --------------------------------------
Certificate shall have been lost, stolen or destroyed, the Surviving Corporation or Paying Agent shall pay the Merger Consideration in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof in form and substance reasonably satisfactory to the Surviving Corporation or Paying Agent, as the case may be; provided, however,
                                                           --------  -------
that the Surviving Corporation may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Paying Agent with respect to such Certificate.

          (f)  Termination of Exchange Fund.  Any portion of the Exchange Fund
               ----------------------------
that remains undistributed to the holders of Company Common Shares for six months after the Effective Time shall be returned to Parent, upon demand, and any holder of Company Common Shares shall look as a general creditor only to Parent for payment of such cash to which such holder may be due subject to applicable law.

          (g)  Withholding Rights.  Parent shall be entitled to deduct and
               ------------------
withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares in respect of which such deduction and withholding was made by Parent.

           (h)  Charges and Expenses.  The Surviving Corporation shall pay all
                --------------------
charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Company Common Shares.

ARTICLE III

           Except as set forth in the corresponding sections or subsections of the disclosure letter, dated this date, delivered by the Company to Parent (the "Company Disclosure Letter"), the Company hereby represents and warrants to
 -------------------------
Parent and Merger Sub as follows:

     Section 3.1  Organization and Qualification; Subsidiaries. (a) The
     ---------------------------------------------------------
Company is a corporation duly organized and validly existing under the laws of The Commonwealth of Massachusetts and with respect to which no articles of dissolution have been filed. Each of the Subsidiaries of the Company is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and each of the Company and its Subsidiaries has the requisite corporate or other organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, in each case except as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

           (b) All of the outstanding shares of capital stock and other equity securities of the Subsidiaries of the Company have been validly issued and are fully paid and nonassessable, and are owned, directly or indirectly, by the Company, free and clear of all pledges and security interests, except for a de minimis number of shares of capital stock of certain Subsidiaries that, due to the requirements of local law, must be held by the managing director (or other Person with comparable duties or responsibilities) of the Subsidiary who resides in the jurisdiction of incorporation. There are no subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) entitling any Person to purchase or otherwise acquire from the Company or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of capital stock or other equity securities of any of the Subsidiaries of the Company. The Company Disclosure Letter lists the name and jurisdiction of incorporation or organization of each Subsidiary of the Company.

           (c) Except for interests in its Subsidiaries, neither the Company nor any of its Subsidiaries owns directly or indirectly any capital stock of, or other equity or voting or similar interest (including a joint venture interest) in any Person or has any monetary or other obligation or made any commitment to acquire any such interest or make any such investment.

     Section 3.2  Articles of Organization and By-laws. The Company has
     -------------------------------------------------
furnished, or otherwise made available, to Parent a complete and correct copy of the Company's Articles of Organization and its By-laws, each as amended to the date of this Agreement. Such Articles of Organization and By-laws are in full force and effect. The Company is not in violation of any of the provisions of the Articles of Organization or By-laws.

     Section 3.3  Capitalization. As of November 10, 2000, the authorized
     ---------------------------
capital stock of the Company consists of 20,000,000 Company Common Shares, and 500,000 shares of preferred stock, $0.01 par value per share (the "Preferred Stock"), of which 100,000 shares are designated as shares of Series A Junior Participating Preferred Stock, $0.01 par value per share ("Company Preferred Shares"). As of November 10, 2000, (a) 6,491,823 Company Common Shares were outstanding, (b) 6,491,823 Rights issued pursuant to the Rights Agreement were outstanding, (c) Company Options to purchase an aggregate of 1,755,486 Company Common Shares were outstanding, all of which were granted under the 1992 Equity Incentive Plan, 1994 Directors Stock Option Plan and 1998 Employee and Consultant Non-Qualified Stock Option Plan (collectively, the "Stock Option Plans"), 1,755,486 Company
                                      ------------------
Common Shares were reserved for issuance upon the exercise of outstanding Company Options, 1,206,159 Company Common Shares were reserved for future grants under the Stock Option Plans and 100,000 Company Preferred Shares were reserved for issuance under the Rights Agreement, (d) 1,937,776 Company Common Shares were held by the Company in its treasury, and (e) no shares of capital stock of the Company were held by the Company's Subsidiaries. Except for the Rights, the Company has no outstanding bonds, debentures, notes or other obligations entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Since November 10, 2000, the Company (i) has not issued any Company Common Shares other than upon the exercise of Company Options, (ii) has granted no Company Options to purchase Company Common Shares under the Stock Option Plans or otherwise, and (iii) has not split, combined or reclassified any of its shares of capital stock. All issued and outstanding Company Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for the Rights, there are no other shares of capital stock or voting securities of the Company, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of, or equity interests in, the Company or any of its Subsidiaries and there are no stock appreciation rights or limited stock appreciation rights outstanding other than those attached to such Company Options. There are no outstanding obligations of the Company or any Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company and there are no performance awards outstanding under the Stock Option Plans or any other outstanding stock related awards. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company, the Parent or the Surviving Corporation pursuant to any Company Benefit Plan, including the Stock Option Plans. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries. No Company Common Shares have been repurchased by the Company or any of its Subsidiaries since May 10, 2000. For purposes of this Agreement, "Company Options" shall mean subscriptions, options
                             ---------------
(including those granted under the Stock Option Plans), warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from the Company or any of its Subsidiaries at any time, or upon the happening of any stated event, any shares of the capital stock of the Company, whether or not then exercisable by their terms.

     Section 3.4  Power and Authority; Authorization; Valid and Binding.
     ------------------------------------------------------------------
(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of the Merger and this Agreement by an affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Shares (the "Shareholder Approval"), to
                                                      --------------------
consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by it of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company (other than the Shareholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation (subject to the Shareholder Approval) of the Company enforceable against it in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (b) The Board of Directors, at a meeting duly called and held, or by unanimous written consent, has adopted resolutions (x) determining that the terms of this Agreement, the Offer and the Merger are fair to and in the best interests of the Company and the Shareholders, (y) approving this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and
(z) resolving to recommend that the Shareholders accept the Offer and tender their Company Common Shares pursuant to the Offer (the determinations, approvals and recommendations of the Company Board being hereinafter collectively referred to as the "Recommendation"). Assuming the accuracy of Parent's and Merger Sub's
           --------------
representation in Section 4.4, such resolutions are necessary to render inapplicable to Parent and Merger Sub and this Agreement and the transactions contemplated hereby, including the Offer and the Merger, the provisions of Chapter 110C (assuming the requirement that the terms of the Offer be furnished to the Shareholders is satisfied), Chapter 110D and Chapter 110F of the MBCL.

     Section 3.5  No Conflict; Required Filings and Consents. (a) The
     -------------------------------------------------------
execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, will not (i) violate or conflict with the Articles of Organization or the By-laws of the Company, (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals and authorizations referred to in paragraph (b) below, conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any of their respective property is bound or affected, other than the filings required under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act,
                                         --------------
(iii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals and authorizations referred to in paragraph (b) below, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, cancellation, vesting or acceleration of any obligation under, result in the creation of a lien, claim or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, result in the loss of any benefit under (including an increase in the price paid by, or cost to, the Company or any of its Subsidiaries), require the consent of any other party to, or result in any obligation on the part of the Company or any of its Subsidiaries to repurchase (with respect to a bond or a note), any agreement, contract, instrument, bond, note, indenture, permit, license or franchise to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective property is bound or affected, except, in the case of clauses (ii), (iii) and (iv) above, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

           (b) Except for applicable requirements under the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and for applicable requirements under
                       -------
antitrust laws of any foreign jurisdiction, the filing of articles of merger with respect to the Merger as required by the MBCL and other filings with states in which the Company is qualified to do business, filings with the SEC under the Securities Act, and the Exchange Act, any filings required pursuant to any state securities or "blue sky" laws, or pursuant to the rules and regulations of the Nasdaq Stock Market or any other stock exchange on which the Company Common Shares are listed, neither the Company nor any of its Subsidiaries is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery, performance or consummation of this Agreement or the Merger. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any governmental or regulatory authority, court, agency, commission or other governmental entity, domestic or foreign, or any securities exchange or other self-regulatory body, domestic or foreign (each a "Governmental Entity"), is required to be obtained
                             -------------------
by the Company or any of its Subsidiaries in connection with its execution, delivery, performance or consummation of this Agreement or the transactions contemplated hereby except for such waivers, consents, approvals or authorizations that, if not obtained or made, would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

     Section 3.6  SEC Reports; Financial Statements. (a) The Company has
     ----------------------------------------------
filed all forms, reports and other documents required to be filed by it with the SEC since January 1, 1998, including any amendments or supplements (collectively, including any such forms, reports and documents filed after this date, the "SEC Reports"), and, with respect to the SEC Reports filed by the
           -----------
Company after the date hereof and prior to the Closing Date, will deliver or make available to Parent all of its SEC Reports in the form filed with the SEC. The SEC Reports (i) were (and any SEC Reports filed after this date will be) in all material respects in compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) as of their respective filing dates, did not (and any SEC Reports filed after the date hereof and prior to the Closing Date will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

           (b) The consolidated financial statements of the Company, including all related notes and schedules, contained in the SEC Reports (or incorporated therein by reference) fairly present (or, with respect to financial statements contained in the SEC Reports filed after this date, will fairly present) the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations, retained earnings and cash flows of the Company and its consolidated subsidiaries for the respective periods indicated, in each case have been prepared in accordance with generally accepted accounting principles ("GAAP"),
                                                                       ----
applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes) and the rules and regulations of the SEC, except that interim financial statements are subject to normal year-end adjustments which are not and are not expected to be, individually or in the aggregate, material in amount and do not include certain notes which may be required by GAAP but which are not required by Form 10-Q of the SEC.

     Section 3.7  Absence of Certain Changes. Except as disclosed in the
     ---------------------------------------
SEC Reports filed prior to this date (which SEC Reports for the period ended September 30, 2000 will not contain financial statements that are materially different from those financial statements for such period that were previously provided to Parent and Merger Sub and included in the Company Disclosure Letter), (a) since September 30, 2000, the Company and each of its Subsidiaries has conducted its business in the ordinary and usual course of its business consistent with past practice and there has not been any change in the financial condition, business, prospects or results of operations of the Company and its Subsidiaries, or any development or combination of developments that, individually or in the aggregate, has had or would be expected to have a Material Adverse Effect and (b) since September 30, 2000, there has not been any action by the Company which if taken after the date hereof would constitute a breach of Section 5.1 hereof.

     Section 3.8  Litigation and Liabilities. (a) Except as disclosed in
     ---------------------------------------
the SEC Reports filed prior to this date, or in the Company Disclosure Letter, there are no civil, criminal or administrative actions, suits, proceedings (including condemnation proceedings) or hearings, pending or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries or any of their respective properties and assets, except for any of the foregoing which would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

           (b) Neither the Company nor any of its Subsidiaries has any liabilities or obligations, (absolute, accrued, contingent or otherwise), except
(i) liabilities and obligations in the respective amounts reflected or reserved against in the Company's consolidated balance sheet as of September 30, 2000 included in the SEC Reports, (ii) liabilities and obligations incurred in the ordinary course of business since September 30, 2000 consistent with past practice which individually or in the aggregate would not have or reasonably be expected to have a Material Adverse Effect, (iii) liabilities permitted to be incurred pursuant to Section 5.1 or (iv) liabilities or obligations relating to matters disclosed in the Company Disclosure Letter.

     Section 3.9  No Violation of Law; Permits.  The business of the
     -----------------------------------------
Company and each of its Subsidiaries is not in violation of any statutes of law, ordinances, regulations, judgments, orders or decrees of any Governmental Entity, any permits, franchises, licenses, authorizations or consents granted by any Governmental Entity, and the Company and each of its Subsidiaries has obtained all permits, franchises, licenses, authorizations or consents necessary for the conduct of its business, except, with respect to each of the matters herein, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, is a party to any commitment letter or similar undertaking to, is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity that restricts the conduct of its business (whether the type of business, the location or otherwise) and which, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect, nor has the Company been advised that any Governmental Entity has proposed issuing or requesting any of the foregoing.

     Section 3.10  Employee Matters; ERISA.  (a) Set forth in the Company
                   -----------------------
Disclosure Letter is a complete list of each Company Benefit Plan. The term "Company Benefit Plan" shall mean (i) each plan, program, policy, contract or
 --------------------
agreement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, including, without limitation, any "employee benefit plan," within the meaning of Section 3(3) of ERISA but excluding any "multiemployer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, and (ii) each employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract, in case of each of (i) and
(ii) with respect to which the Company or any Subsidiary of the Company has or may have any liability (accrued, contingent or otherwise) sponsored or maintained for its United States employees. As of the date hereof, neither the Company nor any Subsidiary of the Company or other entity considered to be a single employer with the Company under Section 4001(a)(15) of ERISA or Section 414 of the Code (a "Company ERISA Affiliate") is a party to any Company
                    -----------------------
Multiemployer Plan. The term "Company Multiemployer Plan" shall mean any
                              --------------------------
"multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA in respect to which the Company or any Subsidiary of the Company, or any Company ERISA Affiliate of the Company has or may have any liability (accrued, contingent or otherwise). No current or future liabilities for plans or arrangements similar to those described in subsections (i) and (ii) above sponsored or maintained by either the Company or any Subsidiary and in effect for employees of the Company's Subsidiaries outside the United States would have or reasonably be expected to have a Material Adverse Effect.

           (b) The Company has provided or made available, or has caused to be provided or made available, to Parent (i) current, accurate and complete copies of all documents embodying each Company Benefit Plan, including all amendments, written interpretations (which interpretation could be regarded as increasing the liabilities of the Company and its Subsidiaries taken as a whole under the relevant Company Benefit Plan) and all trust or funding agreements with respect thereto; (ii) the most recent annual actuarial valuation, if any, prepared for each Company Benefit Plan; (iii) the most recent annual report (Series 5500 and all schedules), if any, required under ERISA in connection with each Company Benefit Plan or related trust; (iv) the most recent determination letter received from the Internal Revenue Service, if any, for each Company Benefit Plan and related trust which is intended to satisfy the requirements of Section 401(a) of the Code; (v) if any Company Benefit Plan is funded, the most recent annual and periodic accounting of such Company Benefit Plan's assets; (vi) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Benefit Plan; and (vii) all material communications to any one or more current, former or retired employee, officer, consultant, independent contractor, agent or director of the Company or any Subsidiary of the Company (each, a "Company Employee" and collectively, the "Company Employees") relating
          ----------------                         -----------------
to each Company Benefit Plan (which communication could be regarded as increasing the liabilities of the Company and its Subsidiaries taken as a whole under the relevant Company Benefit Plan).

           (c) All Company Benefit Plans have been administered in all respects in accordance with the terms thereof and all applicable laws except for violations which, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect. Each Company Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section
        ------------
401(a) of the Code (each, an " Company Pension Plan"), has received a favorable
                               --------------------
determination letter from the Internal Revenue Service, and the Company is not aware of any circumstances that would reasonably be expected to result in the revocation or denial of this qualified status. Except as otherwise set forth in the Company Disclosure Letter or in the SEC Reports filed prior to this date, there is no pending or, to the Company's knowledge, threatened, claim, litigation, proceeding, audit, examination or investigation relating to any Company Benefit Plans or Company Employees that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect.

           (d) No Company Benefit Plan nor any plan sponsored by any Subsidiary or any Company ERISA Affiliate is subject to Title IV of ERISA.

           (e) All contributions, premiums and payments (other than contributions, premiums or payments that are not material, in the aggregate) required to be made under the terms of any Company Benefit Plan have been made.

           (f) Except as set forth in the Company Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Benefit Plan, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting (except as may be required by law), distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company, any Subsidiary of the Company or Parent to amend or terminate any Company Benefit Plan. Except as set forth in the Company Disclosure Letter, no payment or benefit which will or may be made by the Company, any Subsidiary of the Company, Parent or any of their respective affiliates with respect to any Company Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

           (g) Set forth in the Company Disclosure Letter is a list of all outstanding and unexercised options granted under the Company's Stock Option Plans, specifying the name of each optionee, the date on which each option was granted, the number of shares that may be purchased pursuant to each option, the exercise price at which such shares may be purchased, the vesting period for each option, and the expiration date of each option. Immediately prior to the Closing, there will be no Company Options outstanding.

Section 3.11  Labor Matters. Except as set forth in the SEC Reports filed prior
---------------------------
to this date, and except for those matters that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect, there is no (i) work stoppage, slowdown, lockout or labor strike against the Company or any Subsidiary of the Company by Company Employees (or any union that represents them) pending or, to the knowledge of the Company, threatened, or
(ii)
alleged unfair labor practice, labor dispute (other than routine grievances), union organizing activity or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts with a labor union or labor organization. The Company is in compliance with all laws regarding employment, employment practices, terms and conditions of employment and wages and laws, except for such noncompliance which, either individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect. Except as set forth in the Company Disclosure Letter, to the knowledge of the Company, no employee of the Company or any of its Subsidiaries having total annual compensation of more than $50,000 has given oral (within the two months immediately preceding the date of this Agreement) or written notice of intent to terminate such employee's employment.

Section 3.12  Environmental Matters.  Except (1) as set forth in the SEC Reports
-----------------------------------
filed prior to this date, or in the Company Disclosure Letter; and (2) for those matters that do not, individually or in the aggregate, have or are reasonably expected to have a Material Adverse Effect (for purposes of Section 3.12(c)(ii), 3.12(c)(iii) (relating to any real or personal property not owned by the Company or its Subsidiaries at present or in the past), 3.12(d)(ii) and 3.12(e) (relating to property not owned by the Company or its Subsidiaries at present or in the past) only, the dollar thresholds for determining whether a matter or matters constitute a Material Adverse Effect shall be $1,000,000 individually or $6,000,000 in the aggregate):

                    (a) The Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication from any Person or Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance with applicable Environmental Laws.

                    (b) The Company and each of its Subsidiaries has obtained or has applied for all applicable environmental, health and safety permits, licenses, variances, approvals and authorizations required under Environmental Laws (collectively, the "Environmental Permits") necessary for the construction
                         ---------------------
of its facilities or the conduct of its operations, and all those Environmental Permits are in effect or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its Subsidiaries are in compliance with all terms and conditions of such Environmental Permits. All Environmental Permits of the Company and its Subsidiaries are listed in the Company Disclosure Letter referencing this
Section 3.12(b), and the Company and its Subsidiaries previously has made available to Parent and Merger Sub true, correct and complete copies of all such Environmental Permits.

                    (c) There is no Environmental Claim pending or, to the knowledge of the Company, threatened (i) against the Company or any of its Subsidiaries, (ii) against any Person whose liability for any Environmental Claim has been retained or assumed contractually by the Company or any of its Subsidiaries, or (iii) against any real or personal property or operations which the Company or any of its Subsidiaries owns, leases or operates, in whole or in part.

                    (d) There have been no Releases of any Hazardous Material that the Company reasonably believes form the basis of any Environmental Claim
(i) against the Company or any of its Subsidiaries, or (ii) against any Person whose liability for any Environmental Claim has been retained or assumed contractually by the Company or any of its Subsidiaries.

                    (e) None of the properties owned, leased or operated by the Company, its Subsidiaries or any predecessor thereof are now, or were in the past, listed on the National Priorities List of Superfund Sites or any analogous state list (excluding easements that transgress those Superfund sites).

     For purposes of this Agreement:

                    (i)    "Environmental Claim" means any and all
                            -------------------
administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any Person (including any federal, state, local or foreign governmental authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its Subsidiaries; or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

                    (ii)   "Environmental Laws" means all applicable foreign,
                            ------------------
federal, state and local laws, rules, requirements and regulations relating to the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

                    (iii)  "Hazardous Materials" means (A) any petroleum or any
                            -------------------
by-products or fractions thereof, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, any form of natural gas, explosives, polychlorinated biphenyls ("PCBs"), radioactive materials, ionizing radiation,
                            ----
electromagnetic field radiation or microwave transmissions; (B) any chemicals, materials or substances, whether waste materials, raw materials or finished products, which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "contaminants" or words of similar import under any Environmental Law; and (C) any other chemical, material or substance, whether waste materials, raw materials or finished products, regulated under any Environmental Law.

               (iv)   "Release" means any release, spill, emission, leaking,
                       -------
injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including without limitation ambient air, atmosphere, soil, surface water, groundwater or property).

Section 3.13   [Intentionally omitted.]
---------------------------------------

Section 3.14   Brokers.  Set forth in the Company Disclosure Letter is a list of
----------------------
each broker, finder or investment banker and other Person entitled to any brokerage, finder's, investment banking or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries and the expected amounts of such fees and commissions. The Company has previously provided to Parent copies of any agreements giving rise to any such fee or commission.

Section 3.15   Tax Matters.  Except (1) as set forth in the SEC Reports filed
-------------------------
prior to this date, and (2) for those matters that do not, individually or in the aggregate, have or are reasonably likely to have a Material Adverse Effect:

          (a) All Tax Returns required to be filed by the Company or its Subsidiaries on or prior to the Effective Time have been or will be prepared in good faith and timely filed with the appropriate Governmental Entity on or prior to the Effective Time and all such Tax Returns are (or, as to Tax Returns not filed on the date hereof, will be) complete and accurate in all respects.

          (b) All Taxes that are required to be paid by the Company or its Subsidiaries, either (x) have been fully paid on a timely basis (except with respect to matters contested in good faith as set forth in the Company Disclosure Letter) or (y) are adequately reflected as a liability on the Company's or its Subsidiaries' books and records and financial statements and remitted to the appropriate Governmental Entity. All Taxes required to be collected or withheld from third parties by the Company or its Subsidiaries have been collected or withheld.

          (c) The Company and its Subsidiaries have made due and sufficient accruals and reserves for their respective liabilities for Taxes in their respective books and records and financial statements.

          (d) The Company and each of its Subsidiaries have not waived any statute of limitations, or agreed to any extension of time, with respect to Taxes or a Tax assessment or deficiency, which waiver or extension is in effect.

          (e) As of this date, (A) there are not pending or, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters and (B) there are not any unresolved questions or claims concerning the Company's or any of its Subsidiary's Tax liability that
(i) were raised by any taxing authority in a communication to the Company or any Subsidiary and (ii) would be individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, after taking into account any reserves for Taxes set forth on the most recent balance sheet contained in the SEC Reports filed prior to this date.

          (f) The Company has made available to Parent true and correct copies of the United States federal income and all state income or franchise Tax Returns filed by the Company and its Subsidiaries for each of its fiscal years ended on or about December 31, 1997, 1998 and 1999.

          (g) The Company has not distributed the stock of a "controlled corporation" (as defined in section 355(a) of the Code) in a transaction subject to section 355 of the Code within the past two years or before such time if the distribution was part of a plan (or series of related transactions) of which the Merger is also a part.

          (h) Neither Company nor any of its Subsidiaries (i) has any liability under Treasury Regulation Section 1.1502-6 or analogous state, local or foreign Law for any Taxes, other than for Taxes of Company or its Subsidiaries or (ii) is a party to a Tax sharing or Tax indemnity contract or any other contract of a similar nature with any entity other than Company or any of its Subsidiaries that remains in effect.

           As used in this Agreement, (i) the term "Tax" (including, with
                                                    ---
correlative meaning, the terms "Taxes" and "Taxable") includes all federal,
                                -----       -------
state, local and foreign income, profits, franchise, gross receipts, license, premium, environmental (including taxes under Section 59A of the Code), capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, transfer, property, withholding, excise, production, occupation, windfall profits, customs duties, social security (or similar), registration, value added, alternative or add-on minimum, estimated, occupancy and other taxes, duties or governmental assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax
                                                                        ---
Return" includes all returns and reports (including elections, declarations,
------
disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

Section 3.16  Intellectual Property.  Neither the Company nor any of its
-----------------------------------
Subsidiaries currently utilizes, any patented invention, trademark, trade name, service mark, copyright, software, trade secret or know-how (collectively, "Intellectual Property"), except for those which are owned, possessed or
 ---------------------
lawfully used by the Company or its Subsidiaries in their business operations, and neither the Company nor any of its Subsidiaries infringes upon or unlawfully uses any patented invention, trademark, trade name, service mark, copyright, or trade secret owned or validly claimed by another Person except, in each case, as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries own, have a valid license to use or have the right validly to use all patented inventions, trademarks, tradenames, service marks, copyrights, trade secrets, know how and software necessary to carry on their respective businesses except the failure of which to own, validly license or have the right validly to use, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect. All ownership rights, license rights and other rights to use any patented invention, trademark, trade name, service mark, copyright, software (except for commercial software programs that are generally available to the public through dealers in commercial software or directly from the manufacturer which have been licensed to the Company), trade secret or know-how necessary to carry on the businesses of the Company and its Subsidiaries are transferable free of any lien, pledge, charge, security interest or other encumbrance (each, an "Encumbrance"), except the failure of which to be freely
    -----------
transferable would not have or reasonably be expected to have a Material Adverse Effect. Neither the Company nor its Subsidiaries are aware of any third party infringement or misappropriation of any patent, trademark, trade name, service mark, copyright, software, trade secret or know-how owned by the Company or its Subsidiaries.

Section 3.17  Insurance.  Except to the extent adequately accrued on the most
-----------------------
recent balance sheet contained in the SEC Reports filed as of this date, neither the Company nor its Subsidiaries has any obligation (contingent or otherwise) to pay in connection with any insurance policies any retroactive premiums or "retro-premiums" that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries have obtained and maintained in full force and effect insurance with insurance companies or associations in such amounts, on such terms and covering such risks, as is customarily carried by reasonably prudent persons conducting businesses or owning or leasing assets similar to those conducted, owned or leased by the Company, except where the failure to obtain or maintain such insurance, individually or in the aggregate, would not have or be reasonably be expected to have a Material Adverse Effect.

Section 3.18  Contracts and Commitments. Set forth in the Company Disclosure
---------------------------------------
Letter is a complete and accurate list of all of the following contracts (written or oral), plans, undertakings, commitments or agreements ("Company
                                                                    -------
Contracts") to which the Company or any of its Subsidiaries is a party or by
---------
which any of them is bound as of the date of this Agreement:

          (a) each distribution, supply, inventory purchase, franchise, license, joint development, sales, agency or advertising contract involving annual expenditures or liabilities in excess of $200,000 which is not cancelable (without material penalty, cost or other liability) within one year;

          (b) each promissory note, loan, agreement, indenture, evidence of indebtedness or other instrument providing for the lending of money, whether as borrower, lender or guarantor, in excess of $100,000;

          (c) each contract, lease, agreement, instrument or other arrangement containing any covenant limiting the freedom of the Company or any of its subsidiaries to engage in the business of the Company or compete with any person;

          (d) each joint venture or partnership agreement that is material to the Company and its Subsidiaries taken as a whole; and

          (e) any contract that would constitute a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

          True and complete copies of the written Company Contracts, as amended to date, that would be required to be filed as exhibits to the Company's Form 10-K if such Form 10-K were being filed on this date, that have not been filed prior to the date hereof as exhibits to the SEC Reports have been delivered or made available to Parent.

          Each Company Contract is valid and binding on the Company, and any Subsidiary of the Company which is a party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, and the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Company Contract, except in each case as would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 3.19  Title to Assets.  The Company and its Subsidiaries have good and
-----------------------------
marketable title to all of their real and personal properties and assets reflected in the unaudited consolidated balance sheet of the Company as of September 30, 2000 (the "Latest Balance Sheet") (other than assets disposed of
                         --------------------
since September 30, 2000 in the ordinary course of business, and properties and assets acquired since September 30, 2000), in each case free and clear of all Encumbrances except for (i) Encumbrances which secure indebtedness reflected in the SEC Reports; (ii) liens for Taxes accrued but not yet due; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the Latest Balance Sheet, provided that the obligations secured by such liens are not delinquent; and (iv) such imperfections of title and Encumbrances, if any, as would not have or reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries own, or have valid leasehold interests in, all properties and assets used in the conduct of their business. Any real property and other assets held under lease by the Company or any of its Subsidiaries are held under valid, subsisting and enforceable leases with such exceptions which, individually or in the aggregate, would not reasonably be expected to interfere with the use made or proposed to be made by the Company or any of its Subsidiaries of such property.

Section 3.20  State Takeover Statutes.  The Board of Directors of the Company
-------------------------------------
has approved the Offer, the Merger and this Agreement and, assuming the accuracy of Parent's and Merger Sub's representation in Section 4.4, such approval is necessary to render inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement, the provisions of Chapters 110D and 110F of the Massachusetts General Laws to the extent, if any, such chapters are applicable to the transactions contemplated by this Agreement. No other "fair price," "merger moratorium," "control share acquisition" or other anti-takeover statute or similar statute or regulation (other than Chapter 110C of the Massachusetts General Laws) applies or purports to apply to the Merger, this Agreement, the Offer or any of the transactions contemplated hereby or thereby.

Section 3.21  Rights Agreement. To the best of the Company's knowledge, no
------------------------------
"Distribution Date" or "Triggering Event" (as such terms are defined in the Rights Agreement) has occurred as of this date. This Agreement and the Option Agreement and the consummation of the transactions contemplated hereunder and thereunder, including the Offer and the Merger, have been approved by at least two-thirds (2/3) of the Continuing Directors (as defined in the Rights Agreement). The Rights Agreement has been amended so that the execution or delivery of this Agreement, the acquisition or deemed beneficial ownership of any Company Common Shares by Parent or Merger Sub pursuant to the Shareholders Agreement or the Option Agreement, or the exchange of the Company Common Shares for cash in accordance with Article II will not cause (A) the Rights issued pursuant to the Rights Agreement to become exercisable under the Rights Agreement, (B) Parent or Merger Sub to be deemed an "Acquiring Person" (as defined in the Rights Agreement), or (C) a "Stock Acquisition Date" or a "Triggering Event" (each as defined in the Rights Agreement) to occur upon any such event. The execution and delivery of this Agreement, the Option Agreement and the Shareholders Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the ability of any Person to exercise any Rights or cause the Rights to separate from the Company Common Shares to which they are attached or to be triggered or become exercisable.

Section 3.22  Product Warranty.  Each product manufactured, sold, leased, or
------------------------------
delivered by any of the Company and its Subsidiaries has been in substantial conformity with all applicable contractual commitments and all express and implied warranties, and none of the Company and its Subsidiaries has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith other than liabilities that would not have or reasonably be expected to have a Material Adverse Effect, subject only to the reserve for product warranty claims as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries. No product manufactured, sold, leased, or delivered by any of the Company and its Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Company has provided the Parent on or prior to the date hereof copies of the standard terms and conditions of sale or lease of products for each of the Company and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions).

Section 3.23  Product Liability.  None of the Company and its Subsidiaries has
-------------------------------
any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of the Company and its Subsidiaries, other than liabilities that would not have or reasonably be expected to have a Material Adverse Effect.

     Section 3.24  Opinion Of Financial Advisor.
                   ----------------------------

          The Company has received the written opinion of Broadview International LLC, substantially to the effect that, as of the date hereof, the consideration to be received in the Offer and the Merger by the Shareholders is fair to the Shareholders from a financial point of view. A true and complete copy of such opinion has been delivered to Parent.

ARTICLE IV

     Parent and Merger Sub hereby represent and warrant to the Company as of the date of this Agreement as follows:

Section 4.1  Existence; Corporate Authority.  Parent and Merger Sub are
-------------------------------------------
corporations duly incorporated, validly existing and in good standing under the laws of their jurisdiction of incorporation and have all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to have such power and authority, individually or in the aggregate, would not delay the consummation of the Offer or the

Merger or materially adversely affect their ability to consummate the Offer or the Merger. Merger Sub is directly and wholly owned by Parent and has conducted no business other than in connection with the transactions contemplated by this Agreement.

Section 4.2  Authorization, Validity and Effect of Agreements.  Each of Parent
-------------------------------------------------------------
and Merger Sub has the necessary corporate power and authority to enter into and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of them of their respective obligations hereunder and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on their respective parts. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with the terms hereof, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.3  No Violation.  (a) The execution and delivery of this Agreement by
-------------------------
Parent and Merger Sub does not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby, will not (i) violate or conflict with the Merger Sub's articles of organization, Parent's certificate of incorporation or the bylaws of Parent or Merger Sub, (ii) subject to obtaining or making the notices, reports, filings, waivers, consents, approvals or authorizations referred to in paragraph (b) below, conflict with or violate any law, regulation, court order, judgment or decree applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective property is bound or affected, other than the filings required under the Exchange Act and the Securities Act, except, in the case of clause (ii) above, as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on their ability to consummate the Offer or the Merger.

          (b) Except for applicable requirements, if any, under the premerger notification requirements of the HSR Act, the filing of articles of merger with respect to the Merger as required by the MBCL, filings with the SEC under the Securities Act and the Exchange Act, any filings required pursuant to any state securities or "blue sky" laws, or pursuant to the rules and regulations of any stock exchange on which shares of Parent Common Stock are listed, neither Parent nor any of its Subsidiaries (including Merger Sub) is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery, performance or consummation of the transactions contemplated by this Agreement, including the Offer and the Merger, except where the failure to submit such notice, report or other filing would not, individually or in the aggregate, delay the consummation of the Offer or the Merger or have or reasonably be expected to have a material adverse effect on Parent's or Merger Sub's ability to consummate the Merger or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any governmental or regulatory authority, court, agency, commission or other governmental entity or any securities exchange or other self-regulatory body, domestic or foreign Governmental Entity is required to be obtained by Parent or any of its Subsidiaries (including Merger Sub) in connection with its execution, delivery, performance or consummation of this Agreement or the transactions contemplated hereby except for such waivers, consents, approvals or authorizations that, if not obtained or made, would not, individually or in the aggregate, delay the consummation of the Offer or the Merger or have or be expected to have a material adverse effect on Parent's or Merger Sub's ability to consummate the Offer or the Merger or otherwise prevent Parent or Merger Sub from performing their obligations under this Agreement.

Section 4.4  Interested Shareholder.  As of the date hereof (excluding any
-----------------------------------
beneficial ownership that may be attributed to Parent or Merger Sub by virtue of any transaction contemplated by this Agreement or by the execution of this Agreement), (i) neither Parent, Merger Sub nor any of their affiliates is, with respect to the Company, an "Interested Shareholder", as such term is defined in Chapter 110F of the MBCL and (ii) neither Parent, Merger Sub nor any of their affiliates beneficially owns any Company Common Shares.

Section 4.5  Parent Public Reports; Financial Statements.  Parent has delivered
--------------------------------------------------------
to the Company true and complete copies of, including all amendments thereto, its Annual Report for the calendar year ended December 31, 1999, the annual report on Form 10-K for the year ended December 31, 1999, and the quarterly reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000 (collectively, the "Parent Public Reports"). The consolidated financial
                    ---------------------
statements of Parent contained in the Parent Public Reports present fairly the financial position of Parent and its consolidated subsidiaries at the respective dates of the balance sheet and the results of operations for the periods then ended, in conformity with generally accepted accounting principles applied on a consistent basis. The Parent Public Reports do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Section 4.6   Financial Ability to Perform.  Parent and Merger Sub will
                   ----------------------------
have cash funds sufficient as and when needed to pay (a) all cash payments for Company Common Shares tendered in connection with the Offer and the Merger, (b) the aggregate amount of Net Gains attributable to all Company Options that the Company becomes obligated to pay pursuant to Section 2.1(e) of this Agreement, and (c) all related fees and expenses.

Section 4.7  Brokers.  No broker, finder, financial advisor or investment banker
--------------------
and other Person is entitled to any brokerage, finder's, financial advisor's investment banking or other similar fee or commission in connection with the Offer, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch").

     Section 4.8   Opinion Of Financial Advisor.
                   ----------------------------

          Parent has received an oral opinion of Merrill Lynch (which opinion will be confirmed in writing dated the date of this Agreement), substantially to the effect that, as of such date, the consideration to be paid in the Offer and the Merger to the Shareholders is fair to Parent from a financial point of view.

     Section 4.9   Litigation.  There is no civil, criminal or administrative
                   ----------
action, suit, claim, proceeding, hearing or investigation pending or, to the knowledge of Parent or its Subsidiaries (including Merger Sub), threatened against, or otherwise adversely affecting Parent or its Subsidiaries (including Merger Sub) or any of their respective properties and assets that (a) has or reasonably would be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Offer or the Merger or (b) seeks to materially delay or prevent the consummation of the Offer or the Merger or otherwise prevent either Parent or Merger Sub from performing their respective obligations under this Agreement. Neither Parent or its Subsidiaries (including Merger Sub) nor any property or asset of Parent or its Subsidiaries (including Merger Sub) is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity that would prevent or materially delay consummation of the Offer of the Merger or otherwise prevent or materially delay Parent or Merger Sub from performing their respective obligations under this Agreement or have or reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Offer or the Merger; provided, however that a material adverse effect with
                         --------  -------
respect to Parent and its Subsidiaries (including Merger Sub), taken as a whole, will not be deemed to have occurred if the change, circumstance, event, effect or state of facts results primarily from (i) changes in general business conditions in the input device industry or (ii) the public announcement by the Company or pendency of the Merger.

ARTICLE V

Section 5.1  Interim Operations of The Company.  The Company covenants and
----------------------------------------------
agrees as to itself and its Subsidiaries that, after the date hereof, until the earlier to occur of (a) the termination of this Agreement pursuant to Section
8.1 and (b) the Effective Time (unless Parent shall otherwise approve in writing, or unless as otherwise expressly contemplated by this Agreement or expressly disclosed in the Company Disclosure Letter):

               (i) the business of the Company and its Subsidiaries (other than the Company's Subsidiary in Australia) taken as a whole shall be conducted in all material respects in the ordinary and usual course consistent with the Company's past practice and, to the extent consistent therewith, the Company shall use, and shall cause its Subsidiaries to use, reasonable commercial efforts to preserve its business organization intact in all material respects, keep available the services of its officers and employees as a group (subject to changes in the ordinary course) and maintain its existing relations and goodwill in all material respects with customers, suppliers, regulators, distributors, creditors, lessors, and others having business dealings with it, in each case, consistent with the Company's past practice;

               (ii) the Company shall not issue, deliver, grant or sell any additional Company Common Shares or any Company Options (other than the issuance, delivery, grant or sale of Company Common Shares pursuant to the exercise or conversion of Company Options outstanding as of this date);

               (iii) the Company shall not (A) amend its Articles of Organization or By-laws, amend or take any action under the Rights Agreement (except as set forth in Section

6.10), or adopt any other shareholders rights plan or enter into any agreement with any of its shareholders in their capacity as such; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent corporation; or (D) repurchase, redeem or otherwise acquire or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or any Company Options (it being understood that this provision shall not prohibit the exercise (cashless or otherwise) of Company Options);

               (iv) the Company shall not, and shall not cause or permit any of its Subsidiaries to, take any action that it knows would cause any of its representations and warranties in this Agreement to become inaccurate in any material respect;

               (v) except as expressly permitted by this Agreement, and except as required by applicable law or pursuant to contractual obligations in effect on this date; the Company shall not, and shall not permit its Subsidiaries to, (A) enter into, adopt or amend (except for renewals on substantially identical terms) any agreement or arrangement relating to severance, (B) enter into, adopt or amend (except for renewals on substantially identical terms) any employee benefit plan or employment or consulting agreement (including, without limitation, the Company Benefit Plans referred to in Section 3.10); or (C) grant any stock options or other equity related awards;

               (vi) except for borrowings under lines of credit contemplated by the Company Disclosure Letter and trade debt incurred in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries shall issue, incur or amend the terms of any indebtedness for borrowed money or guarantee any such indebtedness (other than indebtedness of the Company or any wholly-owned Subsidiary);

               (vii) neither the Company nor any of its Subsidiaries shall make any capital expenditures in an aggregate amount in excess of the aggregate amount reflected in the capital expenditure budget, a copy of which is attached to the Company Disclosure Letter;

               (viii) other than in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries shall transfer, lease, license, sell, mortgage, pledge, encumber or otherwise dispose of any of its or its Subsidiaries' property or assets (including capital stock of any of its Subsidiaries) material to the Company and its Subsidiaries taken as a whole, except pursuant to contracts existing as of this date (the terms of which have been previously disclosed to Parent);

               (ix) neither the Company nor any of its Subsidiaries shall issue, deliver, sell or encumber shares of any class of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares, except any such shares issued pursuant to options and other awards outstanding on this date under Company Benefit Plans or as otherwise permitted by this Agreement;

               (x) neither the Company nor any of its Subsidiaries shall acquire any business, including any facilities, whether by merger, consolidation, purchase of property or assets or otherwise, except to the extent provided for in the capital expenditure budget attached to the Company Disclosure Letter;

               (xi) The Company shall not change its accounting policies, practices or methods in any manner that materially affects the reported consolidated assets, liabilities or results of operations of the Company, except as required by GAAP, applicable law or by the rules and regulations of the SEC;

               (xii) other than pursuant to this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, take any action to cause Company Common Shares to cease to be listed on the Nasdaq National Market System;

               (xiii) The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Company Contract described in clauses (c) and
(d) of Section 3.18, or enter into or amend any distribution, supply, inventory purchase, franchise, license, sales agency or advertising contract outside of the ordinary course of business consistent with past practice in scope and amount but in no event for a term (or an extension of a term) beyond the date that is twelve months after the date of this Agreement;

               (xiv) The Company shall not, and shall not cause or permit any of its Subsidiaries to, change or, other than in the ordinary course of business consistent with past practice, make any material Tax election, settle any audit or file any amended Tax Returns, except as required by applicable law;

               (xv) The Company shall not take any action that could reasonably be expected to result in (A) any representation and warranty of the Company set forth in this Agreement that is qualified as to materiality becoming untrue, (B) any such representation and warranty that is not so qualified becoming untrue in any manner that has or is reasonably expected to have a Material Adverse Effect or (C) any condition to the Offer or the Merger not being satisfied; or

               (xvi) The Company shall not enter into, or permit any of its Subsidiaries to enter into, any commitments or agreements to do any of the foregoing.

Section 5.2  Interim Operations of Parent.  Parent covenants and agrees as to
-----------------------------------------
itself and its Subsidiaries (including Merger Sub) that, after this date, until the earlier to occur of (a) the termination of this Agreement pursuant to
Section 8.1 and (b) the Effective Time (unless the Company shall otherwise approve in writing, or unless as otherwise expressly contemplated by this Agreement), Parent shall not take any action that could reasonably be expected to result in (A) any representation and warranty of Parent or Merger Sub set forth in this Agreement that is qualified as to materiality becoming untrue, (B) any such representation and warranty that is not so qualified becoming untrue in any material respect or (C) any condition to the Offer or the Merger not being satisfied.

Section 5.3  No Solicitation.
----------------------------

          (a) The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any of their respective representatives with respect to any proposed, potential or contemplated Acquisition Transaction.

          (b) From and after this date, without the prior written consent of Parent, the Company will not, and will not authorize or permit any of its Subsidiaries to, and shall use its reasonable best efforts to cause any of its or their respective officers, directors, employees, financial advisors, agents or other representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action (other than public disclosure by the Company in the ordinary course of the Company's business consistent with the Company's past practices) to facilitate the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal from any Person, engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal or enter into any contract or understanding requiring it to abandon, terminate or fail to consummate the Merger or any of the other transactions contemplated by this Agreement; provided that, at any time prior to the acceptance for payment of Company Common Shares pursuant to the Offer, the Company may, subject to compliance with this Section 5.3(b), furnish information to, and negotiate or otherwise engage in discussions with, any Person (a "Proposing Party") who (x)
                                                     ---------------
delivers a bona fide written Acquisition Proposal which was not solicited, initiated, encouraged or facilitated by the Company, directly or indirectly, after the date of this Agreement or otherwise resulted from a breach of this
Section 5.3, and (y) enters into an appropriate confidentiality agreement with the Company (which agreement shall be no less favorable to the Company than the Confidentiality Agreement and a copy of which will be delivered to Parent promptly after the execution thereof), if, but only if, the Board of Directors determines in good faith by a majority vote, (i) after consultation with, and receipt of advice from, its outside legal counsel, and taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the party making the proposal, that such proposal would, if consummated, result in a transaction that is more favorable to its shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement, and (ii) after consultation with the Company's independent financial advisors, that such proposal could reasonably be expected to be completed (a "Superior Transaction").

          (c) The Company shall notify Parent orally and in writing (1) of any such offers or proposals (including, without limitation, the terms and conditions of any such offers or proposals), and any amendments or revisions thereto, (2) whether the Person making such offer or proposal has a class of equity securities that is publicly traded, and whether such Person is a Fortune 500 company, is listed on the New York Stock Exchange or is traded on The Nasdaq National Market, and (3) without requiring the Company to divulge information that reasonably could lead Parent to identify the Person making such offer or proposal, such other information regarding the financial position of the Person making such offer or proposal and such other information as Parent reasonably may request relating to such Person's ability to finance and consummate the Acquisition Transaction so offered or proposed. The foregoing information shall be delivered to Parent as promptly as practicable following the receipt by the Company of such offer or proposal, and the Company shall keep Parent reasonably informed of the status and material terms of any such offer or proposal. For purposes of this Agreement, "Acquisition Proposal" shall mean, with respect to
                             --------------------
the Company, any proposal or offer from any Person (other
than Parent or any of its Subsidiaries) relating to any (i) direct or indirect acquisition or purchase of a portion of the business of the Company or any of its Subsidiaries that generates 20% or more of the consolidated net revenues or constitutes 20% or more of the assets of the Company and its Subsidiaries, (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Subsidiaries whose business generates 20% or more of the consolidated net revenues or constitutes 20% or more of the assets of the Company and its Subsidiaries, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the capital stock of the Company, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business generates 20% or more of the consolidated net revenues or constitutes 20% or more of the assets of the Company and its Subsidiaries. Each of the transactions referred to in clauses (i) - (iv) of the definition of Acquisition Proposal, other than any such transaction to which Parent or any of its Subsidiaries is a party, shall be deemed to exclude the Company's Subsidiary in Australia and is referred to as an "Acquisition Transaction". For purposes of this Section 5.1(c), "consolidated
 -----------------------
net revenues" shall refer to the aggregate revenues of the Company and its Subsidiaries for the 12-month period ending on the last day of the period covered by the most recent Form 10-K report of the Company or, if later, the most recent Form 10-Q report of the Company filed with the SEC.

          (d) If, prior to the acceptance for payment of Company Common Shares pursuant to the Offer, the Board of Directors determines in good faith by a majority vote, with respect to any Acquisition Proposal from a Proposing Party for an Acquisition Transaction received after the date hereof that was not solicited, initiated, encouraged or facilitated by the Company, directly or indirectly, as required by, and in accordance with, Section 5.3(b) above, after the date of this Agreement or did not otherwise result from a breach of this
Section 5.3, that, based upon consultations with the Company's independent financial advisors and outside legal counsel, the Acquisition Transaction is a Superior Transaction, then the Company may terminate this Agreement and enter into an acquisition agreement for the Superior Transaction; provided that, prior to any such termination, and in order for such termination to be effective, (i) the Company shall provide Parent three business day's written notice that it intends to terminate this Agreement pursuant to this Section 5.3(d), identifying the Superior Transaction and delivering an accurate description of all material terms of the Superior Transaction to be entered into, and (ii) on the date of termination (provided that the advice of the Company's independent financial advisors and outside legal counsel referred to above shall continue in effect without revocation, revision or modification), the Company shall deliver to Parent (A) a written notice of termination of this Agreement pursuant to this
Section 5.3(d), (B) wire transfer of immediately available funds in the amount of the Termination Fee, (C) a written acknowledgment from the Company that the termination of this Agreement and the entry into the Superior Transaction are a Triggering Event, and (D) a written acknowledgment from each other party to the Superior Transaction that it has read the Company's acknowledgment referred to in clause (C) above and will not contest the matters thus acknowledged by the Company, including the payment of the Termination Fee.

          (e) Nothing in this Section 5.3 shall prevent the Board of Directors from taking, and disclosing to the Shareholders, a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or making any disclosure required under the MBCL (subject, however, to compliance with the balance of this sentence where applicable), and the

Board of Directors may prior to the acceptance for payment of Company Common Shares pursuant to the Offer, withdraw, modify or change its Recommendation if, in the good faith judgment of the Board of Directors, after consultation with outside legal counsel, failure to take such action would be inconsistent with its obligations under applicable law; provided that in the case of a tender offer made by any Person other than Parent or Merger Sub, the Board of Directors shall not recommend that shareholders tender their Company Common Shares in such tender offer unless (i) such tender offer is determined to be a Superior Transaction in accordance with the provisions of Section 5.3(d) and (ii) the Company has provided Parent with not less than three business day's prior written notice of any such action; provided, further, that in no event shall the Company or its Board of Directors take, agree, or resolve to take any action prohibited by Section 5.3(b) or 5.3(d) except as expressly permitted by such Sections.

          (f) Except pursuant to the exercise of its rights in compliance with this Section 5.3, the Company shall not take any action to make the provisions of Chapter 110D or Chapter 110F of the MBCL inapplicable to any Acquisition Transaction in respect of the Company or release any standstill agreements or other similar restrictions, or amend the Rights Agreement, redeem the Rights or take any other action which would result in the Rights Agreement becoming inapplicable to any Person or any Acquisition Transaction prior to the termination of this Agreement in accordance with its terms.

ARTICLE VI

     Section 6.1  Preparation of the Proxy Statement; Shareholders Meeting;
                  ---------------------------------------------------------
Offering Circular.
-----------------

          (a) If the approval of this Agreement by the Shareholders is required by law, the Company and Parent shall, as promptly as practicable following the expiration of the Offer (provided that the Minimum Tender Condition shall have been satisfied), prepare and file with the SEC a proxy statement or information statement relating to the Shareholder Approval (as amended or supplemented from time to time, the "Proxy Statement") and the Company shall use its commercially
                   ---------------
reasonable efforts to have the Proxy Statement promptly declared effective by the SEC and to cause the Proxy Statement to be mailed to the Shareholders as promptly as practicable following the expiration of the Offer in accordance with the provisions of the MBCL. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving Parent's approval, which approval shall not be unreasonably withheld or delayed.

          (b) If the approval of this Agreement by the Shareholders is required by law, the Company shall, as promptly as practicable following the expiration of the Offer (provided that the Minimum Tender Condition shall have been satisfied), establish a record date (which will be as promptly as reasonably practicable following the expiration of the Offer) for, duly call, give notice of, convene and hold a meeting of the Shareholders (the "Shareholders Meeting") for the purpose of obtaining the
                   ---------------------
Shareholder Approval. Subject to Section 5.3(e), the Company shall, through the Board of Directors, declare advisable and recommend to its Shareholders that they approve this Agreement, and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company or any other person of any Acquisition Proposal or
(ii) the withdrawal or modification by the Board of Directors of its approval or recommendation of the Offer, the Merger or this Agreement.

          (c) The Company represents and warrants that the information (other than information with respect to Parent and Merger Sub which is supplied by Parent and Merger Sub in writing to the Company specifically for use in the Proxy Statement) contained in the Proxy Statement will not, at the date of mailing to the Shareholders or at the date of such Shareholders Meeting, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for such Shareholders Meeting. The Company represents and warrants that the Proxy Statement will comply as to form in all material respects with the Exchange Act and the rules and regulations of the SEC thereunder. Parent and Merger Sub represent and warrant that the information supplied by Parent and Merger Sub in writing to the Company specifically for use in the Proxy Statement will not, at the date of mailing to the Shareholders or at the date of the Shareholders Meeting, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting.

          (d) Notwithstanding Section 6.1(a), (b) or (c), in the event that Parent, Merger Sub or any other Subsidiary of Parent acquires, directly or indirectly, at least 90% of the outstanding Company Common Shares pursuant to the Offer or otherwise, the parties hereto will take all necessary and appropriate action to cause the Merger to become effective in accordance with
Section 82 of the MBCL without a meeting of the Shareholders as soon as practicable after the acceptance for payment and purchase of the Company Common Shares by Parent pursuant to the Offer.

Section 6.2     Filings; Other Action. Subject to the terms and conditions
-------------------------------------
herein provided, the Company, Parent and Merger Sub shall: (a) make promptly their respective filings, and any other submissions, under the HSR Act with respect to the Merger and the other transactions contemplated hereby, (b) use their reasonable best efforts to cooperate with one another in (i) determining which other filings are required to be made prior to the expiration of the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and
(ii) timely making all such filings and timely seek all such consents, approvals, permits, authorizations and waivers, and (c) use their reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement; provided, however, that such reasonable best efforts shall not include (i) the sale or divestiture of any assets of Parent (or its affiliates) or (ii) the licensing of any Intellectual Property of Parent or its affiliates or Intellectual Property to be acquired under this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent or the Surviving Corporation shall take all such necessary action.

Section 6.3     Publicity. The initial press release relating to this Agreement
-------------------------
shall be issued jointly by the Company, Parent and Merger Sub. Thereafter, subject to their respective legal obligations, the Company, Parent and Merger Sub shall consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

Section 6.4     Further Action. Each of the parties shall, subject to the
------------------------------
fulfillment at or before the Effective Time of each of the conditions of performance set forth in this Agreement or the waiver thereof, use its reasonable best efforts to perform those further acts and execute those documents as may be reasonably required to effect the transactions contemplated hereby. Each of the parties agrees to use its reasonable best efforts to obtain in a timely manner all necessary waivers, consents, approvals and opinions and to effect all necessary registrations and filings, and to use its reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Offer and the Merger. In furtherance of the foregoing, the Company shall use its reasonable best efforts to procure the execution of agreements between the Surviving Corporation and employees of the Company identified by Parent on terms satisfactory to Parent and such employees.

Section 6.5     Expenses. Whether or not the Offer or the Merger is consummated,
------------------------
all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the Offer and the Merger) shall be paid by the party incurring those expenses except as expressly provided in this Agreement. All reasonable fees and expenses of the Company's financial advisor and legal counsel shall be paid by the Surviving Corporation upon the consummation of the Merger.

Section 6.6     Notification of Certain Matters. Each party shall give prompt
-----------------------------------------------
notice to the other parties of the following:

          (a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence is reasonably expected to cause any of the conditions precedent set forth in Article VII not to be satisfied; and

          (b) any facts relating to that party which would make it necessary or advisable to amend the Schedule TO or the Proxy Statement in order to make the statements therein not untrue or misleading or to comply with applicable law; provided, however, that the delivery of
--------  -------
any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          (c) From time to time after the date of this Agreement and prior to the acceptance for payment of Company Common Shares pursuant to the Offer, the Company will promptly supplement or amend the Company Disclosure Letter with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter which is necessary to correct any information in the Company Disclosure Letter or in any representation and warranty of the Company that has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Company contained in Article III in order to determine the fulfillment of the conditions set forth in paragraph (d) of Exhibit A, the Company Disclosure Letter delivered
                              ---------
by the Company shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

Section 6.7     Access to Information. From the date of this Agreement until the
-------------------------------------
Closing, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, (i) give Parent and its authorized representatives full access to all books, records (except personnel files), personnel, offices and other facilities and properties of the Company and its Subsidiaries and their accountants and accountants' work papers, (ii) permit Parent to make such copies and inspections thereof as Parent may reasonably request and (iii) furnish Parent with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request; provided that no investigation or information furnished pursuant to this Section 6.7 shall affect any representation or warranty made herein by the Company or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement. Parent will endeavor to describe information requests with as much specificity as is practicable. Each of Parent and the Company shall designate a representative to coordinate information and other requests pursuant to this Section 6.7. All access shall be subject to the condition that such examinations shall be conducted during normal business hours and in a manner designed to minimize to the extent practicable disruption to the normal business operations of the Company.

Section 6.8     Insurance; Indemnity. (a)  Parent will maintain in effect with a
------------------------------------
carrier reasonably acceptable to the Company for not less than six years after the Effective Time, the Company's current directors and officers insurance policies, if such insurance is obtainable (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company) with respect to acts or failures to act prior to the Effective Time, including acts relating to the transactions contemplated by this Agreement; provided, however, that in order to maintain or procure such coverage, Parent shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than two times the most recent annual premium paid by the Company prior to the date hereof (the "Cap"); and
                                                                  ---
provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

          (b) From and after the Effective Time, Parent shall indemnify and hold harmless to the fullest extent permitted under applicable law, each Person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (each, an "Indemnified Party") against all losses, claims, damages, liabilities,
           -----------------
costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), the Parent shall
                                               ------
control the defense of such Action with counsel selected by the Parent, which counsel shall be reasonably acceptable to the Indemnified Party; provided, however, that the Indemnified Party shall be permitted to participate in the defense of such Action through counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Parent, at the Indemnified Party's expense. Notwithstanding the foregoing, if there is any conflict between the Parent and any Indemnified Parties or there are additional defenses available to any Indemnified Parties, the Indemnified Parties shall be permitted to participate in the defense of such Action with counsel selected by the Indemnified Parties, which counsel shall be reasonably acceptable to the Parent, and Parent shall cause Parent to pay the reasonable fees and expenses of such counsel, as accrued and in advance of the final disposition of such Action to the fullest extent permitted by applicable law; provided, however, that the Parent shall not be obligated to pay the reasonable fees and expenses of more than one counsel for all Indemnified Parties in any single Action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such Action. The Parent shall not be liable for any settlement effected without its written consent, which consent shall not unreasonably be withheld.

          (c) The Surviving Corporation shall keep in effect all provisions in its articles of organization and by-laws that provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company to the fullest extent permitted by the MBCL and such provisions shall not be amended except as either required by applicable law or to make changes permitted by law that would enhance the rights of past or present officers and directors to indemnification or advancement of expenses.

          (d) If the Surviving Corporation or any of its respective successors or assigns (i) shall consolidate with or merge into any other corporation or other entity and shall not be the continuing or surviving corporation or entity of the consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.8.

          (e) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

Section 6.9     Employee Benefit Plans. The Company agrees to promptly take all
--------------------------------------
actions necessary to cause the following to occur on or prior to the Closing
Date:

          (a) Merger of 401(k) Plan.  As the plan sponsor, the Company will (on
              ---------------------
or before the Closing Date, except with respect to 6.9(a)(viii) herein, which shall occur as soon as administratively practicable following the Closing Date)
(i) adopt all amendments to the Company's 401(k) plan (the "401(k) Plan") necessary to make such Plan comply with the applicable legal requirements as changed by the laws described in Rev. Proc. 99-23 issued by the Internal Revenue Service, (ii) make its matching contributions (in amounts consistent with its practice of making such contributions in prior years) to the accounts of participants in such 401(k) Plan for the plan year ending December 31, 2000,
(iii) comply with the 401(k) Plan's provisions with respect to participant loans by placing in default and treating as deemed distributions the amount of any loans outstanding to former employees of the Company which have not been repaid in full (other than the former employees affected by the sale of the Company's Factura business), (iv) obtain the resignations of Geoffrey Clear, James Ragonese and Anne Marie Bell as trustees of the trust forming part of such 401(k) Plan, effective as of the Closing Date, (v) appoint L. Joseph Thompson as successor trustee of the trust forming part of such 401(k) Plan, effective as of the Closing Date, (vi) approve the merger of such 401(k) Plan with the Minnesota Mining and Manufacturing Company Voluntary Investment Plan and Employee Stock Ownership Plan (the "VIP") effective as soon as administratively practicable, but in any event at a time agreed upon by Parent and the Surviving Corporation, which may occur following the Closing Date, (vii) direct the trustees of the 401(k) Plan to prepare for the transfer of the assets and records of such Plan to the trustee of the VIP as soon as reasonably possible following the Closing Date, and (viii) prior to the merger of the 401(k) Plan into the VIP, which may occur following the Closing Date, cause the 401(k) Plan to return sufficient contributions and earnings thereon to the Company's highly compensated employees so that the 401(k) Plan complies with the anti-discrimination provisions of
Section 401(k) of the Code for the plan year ending December 31, 2000.

          (b) Termination of Stock Option Plans.  As the plan sponsor, the
              ---------------------------------
Company will (i) not issue options to purchase Company Common Shares under any of the Stock Option Plans after the date of this Agreement, (ii) cause all of the Company Options issued under the Stock Option Plans and outstanding as of the date of this Agreement to become fully vested and immediately exercisable upon the satisfaction of the Minimum Tender Condition, (iii) exercise its authority under the Stock Option Plans to cause each Company Option still outstanding at the Effective Time of the Merger to be converted into the right to receive in cash an amount equal to the Net Gain attributable to such Company Option, and (iv) cause all of the Stock Option Plans and all of the Company Options outstanding under such Plans to be terminated effective as of the Closing Date, subject to the right of the holders of Company Options to receive the Net Gains attributable to their Company Options as described in Section 2.1(e) hereof.

          (c) Employment Agreements.  The Company will assist Parent in (i)
              ---------------------
identifying those key employees of the Company and its subsidiaries whose continued employment following the Closing Date should be covered by individual employment agreements, and (ii) designing the provisions of such agreements; provided, however, that the Surviving Corporation shall have the final authority
--------  -------
to decide which of the Company's employees will be offered such employment agreements. The Company will use reasonable commercial efforts to convince such key employees to enter into such individual employment agreements on or prior to the Closing Date.

          (d) Retention Incentives. The Company will assist Parent in (i)
              --------------------
identifying those key employees of the Company and its subsidiaries who should be eligible for retention bonuses/compensation as an incentive for them to continue their employment following the Closing Date, and (ii) designing the terms and conditions of such retention bonuses/compensation; provided, however,
                                                             --------  -------
that the Surviving Corporation shall have the final authority to decide both the employees eligible for such retention bonuses/compensation as well as the terms and conditions of such bonuses/compensation.

          (e)  Termination of Stock Purchase Plan. As the plan sponsor, the
               ----------------------------------
Company will (i) exercise its authority under the 1995 Employee Stock Purchase Plan to treat the Closing Date of the Merger as an Offering Termination Date for purposes of such Plan, (ii) cause each Option in effect under the 1995 Employee Stock Purchase Plan as of such Offering Termination Date to be exercised as of the Closing Date, and (iii) cause the 1995 Employee Stock Purchase Plan and all of the Options outstanding under such Plan to be terminated effective as of the Closing Date, subject to the right of the Option holders to receive the Merger Consideration for the Company Common Shares they become entitled to receive upon the exercise of their Options.

          (f)  Participation in 401(k) Plan. The Surviving Corporation shall
               ----------------------------
permit its employees to continue their participation in the 401(k) Plan (if they have not become eligible to participate in the VIP) until such time as the 401(k) Plan is merged into the VIP.

          (g)  No Action. Parent shall not take any action following the
               ---------
Effective Time that would cause a breach of the Company's agreements made in this Section 6.9.

Section 6.10  Rights Agreement. The Board of Directors of the Company shall take
------------------------------
all action requested by Parent in order to render the Rights inapplicable to the Offer, the Merger and the other transactions contemplated hereby.

ARTICLE VII

Section 7.1  Conditions to Obligations of the Parties to Consummate the Merger.
------------------------------------------------------------------------------
The respective obligation of each party to consummate the Merger shall be subject to the satisfaction of each of the following conditions:

          (a) Shareholder Approval.  The Shareholder Approval shall have been
              --------------------
obtained, if required by applicable law.

          (b) Legality.  No order, decree or injunction (collectively, "Legal
              --------                                                  -----
Restraints") shall have been entered or issued by any Governmental Entity which
----------
is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. Each party agrees that, in the event that any such order, decree or injunction shall be entered or issued, it shall use its reasonable best efforts (using the standard described in Section 6.2(c) of this Agreement) to cause any such order, decree or injunction to be lifted or vacated.

          (c) Antitrust.  The waiting period (and any extension thereof) under
              ---------
the HSR Act applicable to the Merger shall have expired or been terminated and any other approval or waiting period required prior to the Effective Time under any other applicable competition, merger control, antitrust or similar law or regulation of any Governmental Entity shall have been obtained or terminated or shall have expired, other than those the failure of which to have been obtained or terminated or to have expired would not (x) reasonably be expected to have a Material Adverse Effect (it being understood for purposes of this clause (x) that no party may rely on the failure of this condition to be satisfied if such failure was caused by such party's failure to comply with the terms of Section 6.2) or (y) result in the commission of a criminal offense.

          (d)  Purchase of Company Common Shares in the Offer. Merger Sub shall
               ----------------------------------------------
have previously accepted for payment and paid for the Company Common Shares pursuant to the Offer.

Section 7.2  Additional Conditions to Obligations of Parent and Merger Sub. The
--------------------------------------------------------------------------
obligations of Parent and Merger Sub to consummate the Merger shall also be subject to the satisfaction or waiver of each of the following conditions:

          (a) The Company shall have performed in all material respects its covenants contained in Section 1.3 of this Agreement required to be performed on or prior to the Closing Date.

          (b)  The Shareholders Agreement shall be in full force and effect.

          (c)  The Option Agreement shall be in full force and effect.

          (d) The Company shall have performed in all material respects its covenants contained in Section 6.9 of this Agreement that are required to be performed on or prior to the Closing Date.

ARTICLE VIII

     Section 8.1  Termination. This Agreement may be terminated, and the
     ------------------------
Offer and the Merger contemplated hereby may be abandoned, at any time before the Effective Time (except as otherwise provided), whether before or after the Shareholder Approval has been obtained, as follows:

          (a)  by mutual written consent of each of the Company and Parent;

          (b) by any party, if Merger Sub shall not have accepted for payment any Company Common Shares pursuant to the Offer satisfying the Minimum Tender Condition prior to February 28, 2001 (the "Termination Date"); provided,
                                           ----------------    --------
however, that the right to terminate this Agreement under this Section 8.1(b)
-------
shall not be available to any party whose breach of this Agreement has been a principal reason the Offer has not been consummated by such date; and provided
                                                                      --------
further, that either party, by written notice to the other party, may extend the
-------
aforementioned February 28, 2001 date to a date not later than April 30, 2001 if all conditions of the Offer other than those conditions set forth in subsection
(f) of Exhibit A to this Agreement have been satisfied on or before February 28, 2001;

          (c) by any party, if a Governmental Entity shall have issued an order, decree or injunction or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for the company Common Shares pursuant to the Offer or the Merger and such order, decree or injunction shall have become final and nonappealable (but only if such party shall have used its reasonable best efforts to cause such order, decree or injunction to be lifted or vacated);

          (d) by Parent, (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach individually or in the aggregate with other such breaches, would give rise to the failure of a condition set forth in paragraph (d) or (e) of Exhibit A hereto and has not been or is incapable of
                        ---------
being cured by the Company within 20 business days after its receipt of written notice thereof from Parent, or (ii) if any suit, action or proceeding described in paragraph (a) of Exhibit A hereto shall have prevailed and become final and
                    ---------
nonappealable;

          (e) by the Company, if either Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement except for such failures that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent's or Merger Sub's ability to consummate the transactions contemplated hereby, including the Offer and the Merger, which breach or failure to perform has not been or is incapable of being cured by Parent within 20 business days after its receipt of written notice thereof from the Company;

          (f) by Parent, if the condition set forth in Section 7.1(a) has not been satisfied, unless Company Common Shares satisfying the Minimum Tender Condition have been tendered to Merger Sub;

          (g) by Parent, if (i) the Board of Directors shall or shall resolve to
(A) either not recommend that the Shareholders accept the Offer or, if applicable, give the Shareholder Approval, (B) withdraw its Recommendation, (C) modify its Recommendation in a manner adverse to Parent or Merger Sub, (D) approve, recommend or fail to take a position that is adverse to any proposed Acquisition Transaction (other than the Offer or the Merger) involving the Company or any of its Subsidiaries, or (E) take any action which would constitute a breach of Section 5.3(f), (ii) the Board of Directors shall have refused to affirm to Parent its Recommendation to the Shareholders that they accept the Offer and give the Shareholder Approval as promptly as practicable (but in any case within five days) after receipt of any reasonable written request for such affirmation from Parent, or (iii) a person shall have acquired more than 20% of the outstanding Company Common Shares; or

          (h) by the Company pursuant to, but only in compliance with, Section 5.3.

     Section 8.2  Effect of Termination and Abandonment. (a) In the event
     --------------------------------------------------
of termination of this Agreement pursuant to this Article VIII, this Agreement shall become void (other than this Section 8.2) with no liability on the part of either party (or of any of its representatives);

          (b) Upon the happening of a Triggering Event, the Company shall pay to Parent (or to any Subsidiary of Parent designated in writing by Parent to the Company) the amount of $9,000,000 (the "Termination Fee"). "Triggering Event"
                                        ---------------      ----------------
means any one of the following:

               (i)   a termination of this Agreement by Parent pursuant to
     Section 8.1(g)(i) or (ii);

               (ii)  a termination of this Agreement by Parent pursuant to
     Section 8.1(d)(i) or 8.1(f) if any Acquisition Proposal is publicly proposed or announced on or after the date hereof and such Acquisition Proposal has not been publicly rejected by the Board of Directors; or

               (iii) a termination of this Agreement by the Company pursuant to
     Section 8.1(h); or

               (iv) if, within twelve months after a termination of this Agreement, any Acquisition Transaction is entered into, agreed to or consummated by the Company with a Person (other than Parent or Merger Sub) who made, or who is affiliated with any Person (other than Parent or Merger Sub) who made, (A) an Acquisition Proposal or (B) a statement of intent to pursue an Acquisition Transaction, either of which was publicly proposed or announced prior to a termination of this Agreement.

Payment of the Termination Fee shall be made by wire transfer of immediately available funds (1) on the second business day after such termination in the case of clauses (i) and (ii) of the definition of Triggering Event, (2) on or prior to the date of such termination, in the case of clause (iii) of the definition of Triggering Event, or (3) on the earlier of (x) the date a contract is entered into with respect to an Acquisition Transaction or (y) the date an Acquisition Transaction is consummated, in the case of clause (iv) of the definition of Triggering Event. In no event shall more than one Termination Fee be payable by each party under this Agreement. Notwithstanding any other provision of this Agreement to the contrary, upon receipt of the Termination Fee by Parent (or its designee), Parent and Merger Sub shall have no other or further claim or demand of any kind or nature whatsoever against the Company or any of its affiliates except for any claims or rights Parent may have under the Shareholders Agreement or the Option Agreement.

          (c) If the Company terminates this Agreement pursuant to Section 8.1(e), Parent shall pay to the Company as liquidated damages the sum of $9,000,000; and, notwithstanding any other provision of this Agreement to the contrary, upon receipt of such sum the Company shall have no other or further claim or demand of any kind or nature whatsoever against Parent, Merger Sub or any of their affiliates.

          (d) The parties acknowledge that the agreements contained in this
Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. Accordingly, if either party fails to pay promptly amounts when due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for such amount (or any portion thereof), the non-paying party shall pay the costs and expenses (including reasonable attorneys fees) of the other party in connection with such suit, together with interest on such amount in respect of the period from the date such amount became due until paid at the prime rate of The Chase Manhattan Bank in effect from time to time during such period.

     Section 8.3  Amendment. This Agreement may be amended by the parties
     ----------------------
hereto at any time, whether before or after the Shareholder Approval has been obtained; provided that, after the purchase of Company Common Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration and, after the Shareholder Approval, if required, has been obtained, there shall be made no amendment that by law requires further approval by the Shareholders of the parties without the further approval of such Shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Following the election or appointment of Merger Sub's designees pursuant to Section 1.3 and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement or (iii) extend the time for performance of Parent and Merger Sub's respective obligations under this Agreement.

ARTICLE IX

     Section 9.1  Non-Survival of Representations, Warranties and
     ------------------------------------------------------------
Agreements. The representations, warranties and agreements in this Agreement
----------
shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that (a) the agreements set forth in Sections 1.3, 6.8 and 6.9 shall survive the Effective Time, and (b) the agreements set forth in Sections 6.5, 8.2 and this Article IX shall survive termination indefinitely.

     Section 9.2  Notices. All notices and other communications given or
     --------------------
made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the applicable party at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

          (a)  if to the Company:

          MicroTouch Systems, Inc.
          300 Griffin Brook Park Drive
          Methuen, MA 01844
          Attention:  Geoffrey P. Clear
          Telecopy No.:  (978) 659-9050

          with a copy to:

          Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
          One Financial Center
          Boston, MA 02111
          Attention:  William T. Whelan, Esq.
          Telecopy No.:  (617) 542-2241


          (b)  if to Parent or Merger Sub:

          Minnesota Mining and Manufacturing Company
          Office of the General Counsel
          Building 220-14W-07
          St. Paul, MN 55144
          Attention:  General Counsel
          Telecopy No.:  (651) 736-9469

          with a copy to:

          Minnesota Mining and Manufacturing Company
          Office of the General Counsel
          Building 220-11E-02
          St. Paul, MN 55144
          Attention:  Gregg Larson, Esq.
          Telecopy No.:  (651) 736-9469

          with a further copy to:

          Dorsey & Whitney LLP
          Pillsbury Center South
          220 South Sixth Street
          Minneapolis, Minnesota 55402-1498
          Attention:  John T. Kramer, Esq.
          Telecopy No.:  (612) 340-8738

     Section 9.3  Certain Definitions; Interpretation. (a) For purposes of
     ------------------------------------------------
this Agreement, the following terms shall have the following meanings:

          (i)    "Material Adverse Effect" means any change, circumstance,
                  -----------------------
event, effect or state of facts (x) that has or can reasonably be expected to have a material adverse effect on the business, operations, results of ongoing operations, assets or conditions (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, having a value of not less than $600,000 individually or $3,000,000 in the aggregate (except as modified in Section 3.12), or the ability of the Company and its Subsidiaries to conduct their business after the closing consistent in all material respects with the manner conducted in the past, or (y) that will prevent or materially impair the Company's ability to consummate the Merger; provided, however, that a Material
                                             --------  -------
Adverse Effect will not be deemed to have occurred if the change, circumstance, event, effect or state of facts results primarily from (i) changes in general business conditions in the input device industry or (ii) the public announcement by the Company or pendency of the Merger.

          (ii)   "affiliate" of a Person means a Person that directly or
                  ---------
indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

          (iii)  "Board of Directors" means the Board of Directors of the
                  ------------------
Company and includes any committee thereof.

          (iv)   "control" (including the terms "controlled by" and "under
                  -------
common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

          (v)    "ERISA" means the Employee Retirement Income Security Act of
                  -----
1974, as amended and the rules and regulations promulgated thereunder.

          (vi)   "knowledge" of the Company with respect to any matter means
                  ---------
actual knowledge of any of the Company's senior executive officers after reasonable investigation and due diligence. Such Persons and their respective areas of responsibility are set forth on Section 9.3 of the Company Disclosure Letter.

          (vii)  "Person" means an individual, corporation, partnership, limited
                  ------
liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

          (viii) "Subsidiary" of a Person means any corporation or other legal
                  ----------
entity of which that Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock (or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity) is directly or indirectly owned or controlled by that Person (either alone or through or together with any other Subsidiary or Subsidiaries).

     (b) When a reference is made in this Agreement to Articles, Sections, Company Disclosure Letter or Exhibits, this reference is to an Article or a Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be understood to be followed by the words "without limitation."

     Section 9.4  Headings. The headings contained in this Agreement are
     ---------------------
for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 9.5  Severability. If any term or other provision of this
     -------------------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

     Section 9.6  Entire Agreement; No Third-Party Beneficiaries. This
     -----------------------------------------------------------
Agreement, the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and, except for Section 6.8 (Insurance; Indemnity), does not, and is not intended to, confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 9.7  Assignment. This Agreement shall not be assigned by any
     -----------------------
party by operation of law or otherwise without the express written consent of each of the other parties.

     Section 9.8  Governing Law. This Agreement shall be governed by and
     --------------------------
construed in accordance with, the laws of the Commonwealth of Massachusetts without regard to the conflicts of laws provisions thereof. Each of the parties hereto hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby or thereby.

     Section 9.9  Counterparts. This Agreement may be executed in one or
     -------------------------
more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 9.10  Confidential Nature of Information. Between the date of
     ------------------------------------------------
this Agreement and the Effective Time the parties hereto will hold and will cause their respective officers, directors, employees, representatives, consultants and advisors to hold in strict confidence in accordance with the terms of the Confidentiality Agreement, all documents and information furnished to such party by or on behalf of the other party in connection with the transactions contemplated by this Agreement. If the transactions contemplated by this

Agreement are not consummated, such confidence shall be maintained in accordance with such Confidentiality Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the date first written above by their respective officers thereunto duly authorized.


                              MINNESOTA MINING AND
                              MANUFACTURING COMPANY

                              By: /s/ Ronald A. Weber
                                  __________________________________
                                  Name:  Ronald A. Weber
                                  Title: Executive Vice President,
                                  Transportation, Graphics and
                                  Safety Markets

                              By: /s/ Gregg M. Larson
                                  __________________________________
                                  Name:  Gregg M. Larson
                                  Title: Assistant General Counsel;
                                  Assistant Secretary


                              EQUINOX ACQUISITION, INC.

                              By: /s/ Ronald A. Weber
                                  __________________________________
                                  Name:  Ronald A. Weber
                                  Title: Executive Vice President,
                                  Transportation, Graphics and
                                  Safety Markets

                              By: /s/ J.L. Yeomans
                                  __________________________________
                                  Name:  J.L. Yeomans
                                  Title: Treasurer


                              MICROTOUCH SYSTEMS, INC.

                              By: /s/ D. Westervelt Davis
                                  __________________________________
                                  Name:  D. Westervelt Davis
                                  Title: President and Chief Executive
                                  Officer

                              By: /s/ Geoffrey P. Clear
                                  __________________________________
                                  Name:  Geoffrey P. Clear
                                  Title: Vice President - Finance &
                                  Administration, Chief Financial
                                  Officer and Treasurer

                                                                       EXHIBIT A

                            CONDITIONS OF THE OFFER

     Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Company Common Shares promptly after the termination or withdrawal of the Offer), to pay for any Company Common Shares tendered pursuant to the Offer and may postpone the acceptance for payment or payment for any Company Common Shares tendered, and, when permitted by the Agreement, amend or terminate the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Company Common Shares, together with Company Common Shares owned by Parent or Merger Sub, which would represent at least a majority of the outstanding Company Common Stock (determined on a fully diluted basis for all outstanding stock options, convertible securities and any other rights to acquire Company Common Stock on the date of purchase) (the "Minimum Tender
                                                            --------------
Condition"), and (ii) any requisite waiting period under the HSR Act (and any
---------
extension thereof) applicable to the purchase of Company Common Shares pursuant to the Offer or to the Merger and any other requisite waiting periods under any other applicable material competition, merger, control, antitrust or similar law or regulation shall have been terminated or shall have expired. Furthermore, notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Company Common Shares not theretofore accepted for payment or paid for, and, subject to this Agreement, may terminate or amend the Offer, immediately prior to the applicable expiration of the Offer, if any of the following conditions exists:

          (a) there shall be pending or formally threatened any suit, action or proceeding by any Governmental Entity (i) challenging the acquisition by Parent or Merger Sub of any Company Common Shares, seeking to restrain or prohibit consummation of the Offer or the Merger, or seeking to place limitations on the ownership of Company Common Shares (or shares of common stock of the Surviving Corporation) by Parent or Merger Sub, (ii) seeking to prohibit or limit the ownership or operation by the Company or Parent and their respective Subsidiaries of any material portion of the business or assets of the Company or Parent and their respective Subsidiaries taken as a whole, or to compel the Company or Parent and their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries taken as a whole, as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement,
(iii) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or Parent and
                                    -more-

Subsidiaries taken as a whole, or (iv) which otherwise is reasonably expected to have a Material Adverse Effect;

          (b) any Legal Restraint that has the effect of preventing the purchase of Company Common Shares pursuant to the Offer or the Merger shall be in effect;

          (c) except as set forth in the Company Disclosure Letter or in the SEC Reports, since September 30, 2000, there shall have been any state of facts, change, development, effect, event, condition or occurrence that, individually or in the aggregate, constitutes or would reasonably be expected to have, a Material Adverse Effect;

          (d)  the representation and warranty of the Company contained in
Section 3.3 of this Agreement shall not be true and correct in all material respects, or the other representations and warranties of the Company contained in this Agreement shall not be true and correct, except for such failures to be true and correct that (without giving effect, with respect to those representations and warranties that are not true and correct, to any limitation as to "materiality" or Material Adverse Effect set forth therein), individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

          (e) the Company shall have failed to perform in any respect any obligation required to be performed by it under this Agreement at or prior to the Termination Date, which failure would reasonably be expected to have a Material Adverse Effect;

          (f) Parent shall not have obtained all consents, approvals, authorizations, qualifications and orders of all Governmental Entities legally required in connection with this Agreement and the transactions contemplated by this Agreement, other than any such consents, approvals, authorizations, qualifications and orders, the failure of which to obtain, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that the failure to obtain such consents, approvals, authorizations, qualifications or orders is not the result of a breach by Parent or Merger Sub of any of their covenants and other obligations set forth in this Agreement;

          (g) this Agreement shall have been terminated in accordance with its terms;

          (h) the Company Board shall have (A) withdrawn or modified or changed, in any manner adverse to Parent or Merger Sub, the Recommendation, (B) accepted, approved or recommended any Acquisition Proposal, or (C) resolved or publicly disclosed any intention to do any of the foregoing; or

          (i) there shall have occurred (i) any general suspension of trading in or on the Nasdaq National Market (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index), (ii) a decline of at least 30% (determined for any particular day as of the close of business for such day) in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the date hereof, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) the imposition of any limitation (whether or not mandatory) by any government or Governmental Entity, on the extension of credit by banks or other lending institutions, (v) a commencement of a war or armed hostilities or any other national or international calamity directly involving the United States or (vi) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

which, in the sole discretion of Merger Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Merger Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Merger Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

          The terms in this Exhibit A that are defined in the attached Merger
                            ---------
Agreement have the meanings set forth therein.

                                     -52-